EXECUTION COPY

AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT

dated as of

March 25, 2016

among

BRIGGS & STRATTON CORPORATION
BRIGGS & STRATTON AG
as a Subsidiary Borrower,

The Other Subsidiary Borrowers From Time to Time Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,
U.S. BANK NATIONAL ASSOCIATION
as Syndication Agent,

and

BMO HARRIS BANK, N.A., BANK OF AMERICA, N.A.,
WELLS FARGO BANK, NATIONAL ASSOCIATION and
PNC BANK, NATIONAL ASSOCIATION
as Documentation Agents

___________________________

JPMORGAN CHASE BANK, N.A. and
U.S. BANK NATIONAL ASSOCIATION
as Joint Bookrunners and Joint Lead Arrangers

CH\2277246.12

Page

ARTICLE I DEFINITIONS1
SECTION 1.01. DEFINED TERMS1
SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS30
SECTION 1.03. TERMS GENERALLY30
SECTION 1.04. ACCOUNTING TERMS; GAAP31
SECTION 1.05. AMENDMENT AND RESTATEMENT OF THE EXISTING CREDIT AGREEMENT31
SECTION 1.06. LUXEMBOURG TERMS32
ARTICLE II THE CREDITS32
SECTION 2.01. COMMITMENTS32
SECTION 2.02. LOANS AND BORROWINGS33
SECTION 2.03. REQUESTS FOR REVOLVING BORROWINGS33
SECTION 2.04. DETERMINATION OF DOLLAR AMOUNTS34
SECTION 2.05. SWINGLINE LOANS35
SECTION 2.06. LETTERS OF CREDIT36
SECTION 2.07. FUNDING OF BORROWINGS41
SECTION 2.08. INTEREST ELECTIONS42
SECTION 2.09. TERMINATION AND REDUCTION OF COMMITMENTS44
SECTION 2.10. REPAYMENT OF LOANS; EVIDENCE OF INDEBTEDNESS44
SECTION 2.11. PREPAYMENT OF LOANS45
SECTION 2.12. FEES46
SECTION 2.13. INTEREST47
SECTION 2.14. ALTERNATE RATE OF INTEREST48
SECTION 2.15. INCREASED COSTS49
SECTION 2.16. BREAK FUNDING PAYMENTS50
SECTION 2.17. TAXES50
SECTION 2.18. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS54
SECTION 2.19. MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS56
SECTION 2.20. EXPANSION OPTION56
SECTION 2.21. MARKET DISRUPTION57
SECTION 2.22. JUDGMENT CURRENCY58
SECTION 2.23. DESIGNATION OF SUBSIDIARY BORROWERS58
SECTION 2.24. DEFAULTING LENDERS59
SECTION 2.25. EXTENSION OF MATURITY DATE.60
ARTICLE III REPRESENTATIONS AND WARRANTIES62
SECTION 3.01. EXISTENCE AND POWER.62
SECTION 3.02. AUTHORIZATION; NO CONTRAVENTION.62
SECTION 3.03. GOVERNMENTAL AUTHORIZATION.63
SECTION 3.04. BINDING EFFECT.63
SECTION 3.05. LITIGATION, ETC.63
SECTION 3.06. ERISA COMPLIANCE.63

(continued)
Page

SECTION 3.07. USE OF PROCEEDS; MARGIN REGULATIONS.64
SECTION 3.08. TITLE TO PROPERTIES.64
SECTION 3.09. TAXES.64
SECTION 3.10. FINANCIAL CONDITION64
SECTION 3.11. ENVIRONMENTAL MATTERS64
SECTION 3.12. REGULATED ENTITIES.65
SECTION 3.13. SUBSIDIARIES.65
SECTION 3.14. INSURANCE.65
SECTION 3.15. FULL DISCLOSURE.65
SECTION 3.16. ANTI-CORRUPTION LAWS AND SANCTIONS.65
SECTION 3.17. WORKS COUNCIL.66
SECTION 3.18. DOMICILIATION; CENTRE OF MAIN INTERESTS66
SECTION 3.19. SWISS NON-BANK RULES66
SECTION 3.20. EEA FINANCIAL INSTITUTIONS67
ARTICLE IV CONDITIONS67
SECTION 4.01. EFFECTIVE DATE67
SECTION 4.02. EACH CREDIT EVENT68
SECTION 4.03. DESIGNATION OF A SUBSIDIARY BORROWER68
ARTICLE V AFFIRMATIVE COVENANTS70
SECTION 5.01. FINANCIAL STATEMENTS.70
SECTION 5.02. CERTIFICATES; OTHER INFORMATION.70
SECTION 5.03. NOTICES.71
SECTION 5.04. PRESERVATION OF EXISTENCE, ETC.72
SECTION 5.05. MAINTENANCE OF PROPERTY.72
SECTION 5.06. INSURANCE.72
SECTION 5.07. PAYMENT OF TAXES72
SECTION 5.08. COMPLIANCE WITH LAWS.72
SECTION 5.09. COMPLIANCE WITH ERISA72
SECTION 5.10. INSPECTION OF PROPERTY AND BOOKS AND RECORDS73
SECTION 5.11. ENVIRONMENTAL LAWS73
SECTION 5.12. USE OF PROCEEDS73
SECTION 5.13. GUARANTY73
SECTION 5.14. SWISS NON-BANK RULE74
ARTICLE VI NEGATIVE COVENANTS75
SECTION 6.01. LIMITATION ON LIENS75
SECTION 6.02. DISPOSITION OF ASSETS77
SECTION 6.03. CONSOLIDATIONS AND MERGERS.78
SECTION 6.04. ACQUISITIONS.78
SECTION 6.05. LIMITATION ON SPECIFIED SUBSIDIARY INDEBTEDNESS.78
SECTION 6.06. TRANSACTIONS WITH AFFILIATES79
SECTION 6.07. ERISA80
SECTION 6.08. LIMITATION ON DIVIDENDS AND STOCK REDEMPTIONS80

(continued)
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SECTION 6.09. OFF BALANCE SHEET TRANSACTIONS81
SECTION 6.10. FINANCIAL COVENANTS81
SECTION 6.11. HEDGING AGREEMENTS81
SECTION 6.12. OFAC AND ANTI-CORRUPTION LAWS81
ARTICLE VII EVENTS OF DEFAULT82
ARTICLE VIII THE ADMINISTRATIVE AGENT85
ARTICLE IX MISCELLANEOUS87
SECTION 9.01. NOTICES87
SECTION 9.02. WAIVERS; AMENDMENTS89
SECTION 9.03. EXPENSES; INDEMNITY; DAMAGE WAIVER91
SECTION 9.04. SUCCESSORS AND ASSIGNS93
SECTION 9.05. SURVIVAL98
SECTION 9.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION98
SECTION 9.07. SEVERABILITY98
SECTION 9.08. RIGHT OF SETOFF99
SECTION 9.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS99
SECTION 9.10. WAIVER OF JURY TRIAL100
SECTION 9.11. HEADINGS100
SECTION 9.12. CONFIDENTIALITY100
SECTION 9.13. USA PATRIOT ACT102
SECTION 9.14. INTEREST RATE LIMITATION102
SECTION 9.15. NO ADVISORY OR FIDUCIARY RESPONSIBILITY102
SECTION 9.16. ATTORNEY REPRESENTATION102
SECTION 9.17. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS103
SECTION 9.18. RELEASES OF GUARANTORS103
SECTION 9.19. CONFIRMATION OF LENDER’S STATUS AS SWISS QUALIFYING LENDER104
ARTICLE X COMPANY GUARANTEE104

(continued)
Page

SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 2.05 -- Swingline Sublimits
Schedule 3.05 -- Litigation
Schedule 3.06 -- ERISA
Schedule 3.11 -- Environmental Matters
Schedule 3.13 -- Subsidiaries and Minority Interests
Schedule 6.01 -- List of Existing Liens
Schedule 6.05 -- Existing Indebtedness

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B-1 -- Form of Opinion of Foley & Lardner LLP
Exhibit B-2 -- Form of Opinion of General Counsel of the Company
Exhibit B-3 -- Form of Opinion of Swiss Counsel of B&S AG
Exhibit C-1 -- Form of Increasing Lender Supplement
Exhibit C-2 -- Form of Augmenting Lender Supplement
Exhibit D -- Form of Revolving Credit Note
Exhibit E -- List of Closing Documents
Exhibit F-1 -- Form of Borrowing Subsidiary Agreement
Exhibit F-2 -- Form of Borrowing Subsidiary Termination
Exhibit G-1 -- Form of Borrowing Request
Exhibit G-2 -- Form of Interest Election Request
Exhibits H-1-4 -- U.S. Tax Compliance Certificates
Exhibit I -- Form of Guaranty
Exhibit J -- Form of Compliance Certificate

AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT (this “Agreement”) dated as of March 25, 2016 among BRIGGS & STRATTON CORPORATION, BRIGGS & STRATTON AG, the other SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent and BMO HARRIS BANK, N.A., BANK OF AMERICA, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as Documentation Agents.
WHEREAS, the Company, B&S AG, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Multicurrency Credit Agreement, dated as of October 13, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).
WHEREAS, the Company, the Lenders, the Departing Lender (as hereafter defined) and the Administrative Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the obligations under the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers and (b) that the Departing Lender shall cease to be a party to the Existing Credit Agreement as evidenced by its execution and delivery of its Departing Lender Signature Page.
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Company outstanding thereunder, which shall be payable in accordance with the terms hereof.
WHEREAS, it is also the intent of the Company to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means any transaction or series of related transactions (unless solely among the Company and/or one or more of its Subsidiaries) for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.
“Acquisition Debt” means, as to any acquisition, any Indebtedness assumed by the Company or any of its Subsidiaries in connection therewith.
“Additional Commitment Lender” has the meaning assigned to such term in Section 2.25(d).
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMCB (including its branches and affiliates) in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 9.04.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise (but, for the avoidance of doubt, no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director (or the equivalent thereof) or senior officer of such Person).
“Agent Party” has the meaning assigned to such term in Section 9.01(d).
“Agreement” has the meaning specified in the introductory paragraph.
“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $500,000,000.

“Agreed Currencies” means with respect to (a) Revolving Loans, Agreed Loan Currencies and (b) Letters of Credit, Agreed LC Currencies.
“Agreed LC Currencies” means (a) the Agreed Loan Currencies and (b) any other currency that is (i) readily available and freely transferable and convertible into Dollars and (ii) agreed to by the Company, the Administrative Agent and the relevant Issuing Bank.
“Agreed Loan Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Swiss Francs, (v) Canadian Dollars, (vi) Australian Dollars, (vii) Japanese Yen, (viii) Swedish Kronor and (ix) any other currency that is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (B) available in the London interbank deposit market and (C) agreed to by the Administrative Agent and each of the Lenders.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth in the definition of “LIBO Rate”. Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate, respectively.
“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption.
“Applicable LC Sublimit” means (i) with respect to JPMCB in its capacity as an Issuing Bank under this Agreement, $5,000,000, (ii) with respect to U.S. Bank National Association, in its capacity as an Issuing Bank under this Agreement, $5,000,000, (iii) with respect to Bank of America, N.A., in its capacity as an Issuing Bank under this Agreement, $5,000,000, and (iv) with respect to any other Person that becomes an Issuing Bank pursuant to the terms of this Agreement, such amount as agreed to in writing by the Company, the Administrative Agent and such Person at the time such Person becomes an Issuing Bank pursuant to the terms of the Agreement, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Company, the Administrative Agent and the Issuing Banks (provided that any increase in the Applicable LC Sublimit with respect to any Issuing Bank shall only require the consent of the Company and such Issuing Bank).
“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or any ABR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Pricing Level applicable on such date:

Pricing Level	Average Net Leverage Ratio	Commitment Fee Rate	Eurocurrency Spread	ABR Spread
Level I	< 0.75 to 1.00	0.175%	1.25%	0.25%
Level II	≥ 0.75 to 1.00 but < 1.50 to 1.00	0.225%	1.50%	0.50%
Level III	≥ 1.50 to 1.00 but < 2.25 to 1.00	0.250%	1.75%	0.75%
Level IV	≥ 2.25 to 1.00 but < 3.00 to 1.00	0.300%	2.00%	1.00%
Level V	≥ 3.00 to 1.00	0.350%	2.25%	1.25%

If at any time the Company fails to deliver the quarterly or annual financial statements or compliance certificates required under Section 5.02 on or before the date such statements or certificates are due, Pricing Level V shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with this definition.

Except as otherwise provided in the paragraph below or in the immediately preceding paragraph, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding anything to the contrary set forth in this definition, Pricing Level II shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Company’s first full fiscal quarter ending after the Effective Date (unless such financial statements demonstrate that Pricing Level III, IV or V should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the terms of this definition.

“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Approved Jurisdictions” means the United States, Switzerland, Germany, Luxembourg and the Netherlands.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“AUD Rate” means, for any Loans denominated in Australian Dollars, the AUD Screen Rate or, if applicable pursuant to the definition of “LIBO Rate”, the applicable Interpolated Rate or the applicable Reference Bank Rate or such other rate as determined pursuant to the terms of Section 2.14, as applicable.

“AUD Screen Rate” means, with respect to any Interest Period, the average bank bill reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for bills of exchange with a tenor equal to such Interest Period displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and applied generally by the Administrative Agent to other credit facilities for which it acts as administrative agent for purposes of determining such rate) at or about 11:00 a.m. (Sydney, Australia time) on the Quotation Day for such Interest Period.
“Augmenting Lender” is defined in Section 2.20.
“Australian Dollars” means the lawful currency of Australia.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Revolving Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).
“Average Funded Debt” means, as of the last day of any Computation Period, the quotient of (a) the sum of Total Funded Debt on the last day of each fiscal quarter ending during such Computation Period divided by (b) four.
“Average Leverage Ratio” means, as of the last day of any Computation Period, the ratio of (a) Average Funded Debt as of such day to (b) EBITDA for such Computation Period.
“Average Net Leverage Ratio” means, as of the last day of any Computation Period, the ratio of (a) the remainder of (i) Average Funded Debt as of such day minus (ii) Average Unrestricted Cash as of such day to (b) EBITDA for such Computation Period.
“Average Unrestricted Cash” means, as of the last day of any Computation Period, the quotient of (a) the positive remainder, if any, of (i) the sum of all unrestricted cash, cash equivalents and short-term investments of the Company and its consolidated Subsidiaries on the last day of each fiscal quarter ending during such Computation Period minus (ii) $15,000,000 divided by (b) four.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c)

merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement services, automated clearinghouse transactions, return items services, any direct debit scheme or arrangement, overdraft services and interstate depository network services).
“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.
“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“B&S AG” means Briggs & Stratton AG, a Swiss corporation, and a Subsidiary of the Company.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” means the Company or any Subsidiary Borrower.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03 in substantially the form attached hereto as Exhibit G-1 or such other form as the Administrative Agent may approve from time to time.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).
“Canadian Dollars” means the lawful currency of Canada.
“Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations.”
“Capital Lease Obligations” means (subject to Section 1.04) the principal component of all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital or finance lease (a “Capital Lease”).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Bank and the Lenders, as collateral or support for the LC Exposure, cash or deposit account balances, or a standby letter of credit from a financial institution satisfactory to the Administrative Agent, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings.
“CDOR Rate” means, for any Loans denominated in Canadian Dollars, the CDOR Screen Rate or, if applicable pursuant to the definition of “LIBO Rate”, the applicable Interpolated Rate, or the applicable Reference Bank Rate or such other rate as determined pursuant to the terms of Section 2.14(a), as applicable.
“CDOR Screen Rate” means, with respect to any Interest Period, the Canadian deposit offered rate, which in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto, Ontario time) to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent generally to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.
“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall

Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 40% or more of the outstanding shares of voting stock of the Company, or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Company’s board of directors (together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reasons other than death or disability to constitute a majority of the directors then in office.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Company” means Briggs & Stratton Corporation, a Wisconsin corporation.
“Compliance Certificate” means a certificate substantially in the form of Exhibit J.
“Computation Date” is defined in Section 2.04.
“Computation Period” means a period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Interest Expense” means, for any period, the sum of (a) total interest expense (including interest expense attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP; and (b) to the extent not included in clause (a), the consolidated yield or discount accrued during such period on all Securitization Obligations. For purposes hereof, “Consolidated Interest Expense” shall be adjusted to give effect to each Acquisition (including any related Acquisition Debt and related interest expense) and each disposition of any Subsidiary or of all or substantially all of the assets of any Subsidiary or of greater than 50% of the capital stock, partnership interests, membership interests or equity of any Subsidiary (including any Indebtedness repaid in connection therewith and related interest expense), in each case that occurred during the applicable Computation Period as if such Acquisition or disposition had occurred at the inception of such Computation Period.
“Consolidated Net Income” means, for any period, the aggregate of the net income of the Company and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis; provided that the net income of any other Person which is not a Subsidiary of the Company shall be included in the Consolidated Net Income of the Company only to the extent of the amount of cash dividends or distributions paid to the Company or to a consolidated Subsidiary of the Company.
“Consolidated Net Worth” means the Company’s consolidated stockholder’s equity; provided that foreign currency translation adjustments under Financial Accounting Standards Board Statement No. 52, “Foreign Currency Translation” and any negative adjustment in prepaid pension and accrued pension costs shall not be taken into account in calculating Consolidated Net Worth.
“Consolidated Total Assets” means the total consolidated assets of the Company and its Subsidiaries, in each case determined in accordance with GAAP.
“Contingent Obligation” means, as to any Person (without duplication), any direct or indirect liability of that Person (excluding endorsements for collection or deposit in the ordinary course of business), whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof; provided that if any Guaranty Obligation (a) is limited to an amount less than the obligations guaranteed or supported, the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the amount to which such guaranty is so limited or (b) is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the fair market value of such asset or assets at the date for determination of the amount of the Contingent Obligation. In the case of other Contingent Obligations, such Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
“Country Risk Event” means:
(a)    any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of:
(i)    changing the obligations of any Issuing Bank or the Lenders under the relevant Letter of Credit, the Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to any Issuing Bank, the Lenders or the Administrative Agent from that which exists on the Effective Date,
(ii)    changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or
(iii)    preventing or restricting the conversion into or transfer of the applicable Agreed Currency;
(b)    force majeure; or
(c)    any similar event
which, in relation to (a), (b) and (c), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or such Issuing Bank and freely available to the Administrative Agent or such Issuing Bank.
“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Credit Party” means the Administrative Agent, the Issuing Banks, the Swingline Lenders or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Company or the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event and/or (B) a Bail-In Action.
“Departing Lender” means the lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.
“Departing Lender Signature Page” means the signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.
“Designated Foreign Subsidiary Borrower” means a Foreign Subsidiary Borrower that is organized under the laws of Luxembourg or any other jurisdiction designated from time to time by the Administrative Agent due to operational limitations relating to the ability to fund ABR Loans to such Foreign Subsidiary Borrower.
“Designated Loan” means a Revolving Loan denominated in Dollars to a Designated Foreign Subsidiary Borrower.
“Designated Persons” means any Person listed on a Sanctions List.
“Disposition” has the meaning specified in Section 6.02 hereof.
“Disqualified Institutions” means Persons that are reasonably determined by the Company to be competitors of the Company or its Subsidiaries and which have been specifically identified by the Company to the Administrative Agent and the Lenders in writing prior to the Effective Date; provided that, the Company, by notice to the Administrative Agent and the Lenders after the Effective Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are competitors (or Affiliate thereof, to the extent such Affiliate (x) is clearly identifiable as an affiliate of such competitor solely by similarity of such Affiliate’s name and (y) is not a bona fide debt investment fund that is an Affiliate of such competitor) of the Company or its Subsidiaries, and each such supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders (including through an Electronic System) in accordance with Section 9.01, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans). It is understood and agreed that (i) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution and (ii) the Company’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective.

“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.
“Documentation Agent” means each of BMO Harris Bank, N.A, Bank of America, N.A., Wells Fargo Bank, National Association and PNC Bank, National Association in its capacity as documentation agent for the credit facility evidenced by this Agreement.
“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.
“Dollars” or “$” refers to lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.
“DQ List” has the meaning specified in Section 9.04(e)(iv) hereof.
“Dutch Borrower” means any Borrower that is incorporated under the laws of the Netherlands or otherwise exists in the Netherlands.
“Dutch CRR” means the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
“Dutch Non-Public Lender” means: (i) until the publication of an interpretation of “public” as referred to in the Dutch CRR by the competent authority/ies: an entity which (x) assumes existing rights and/or obligations vis-à-vis a Dutch Borrower, the value of which is at least €100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least €100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and (ii) as soon as the interpretation of the term “public” as referred to in the Dutch CRR has been published by the relevant authority/ies: an entity which is not considered to form part of the public on the basis of such interpretation.
“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) Consolidated Net Income (or loss) for such period plus (b) to the extent deducted in the determination of such Consolidated Net Income (or loss), (i) Consolidated Interest Expense; (ii) federal, state, local and foreign income taxes (including franchise taxes based upon income, gross receipts type taxes imposed in lieu of income taxes and commercial activity taxes imposed in lieu of income taxes); (iii) depreciation and amortization; (iv) any non-cash losses, expenses or charges or non-cash recurring or unusual losses; (v) any other non-recurring or unusual losses; (vi) out of pocket fees, costs and expenses incurred during such period in connection with (A) any issuance of Indebtedness or equity, (B) any Acquisition permitted hereunder and (C) any divestiture and (vii) solely with respect to the period of four consecutive fiscal quarters of the Company ended March 27, 2016, such non-recurring cash charges as have been specifically disclosed by reference to this clause to the Lenders on or prior to the date of this Agreement in an aggregate amount not to exceed $15,351,573 minus (c) to the extent included in the determination of such Consolidated Net Income or loss, non-cash gains and non-cash non-recurring or unusual gains; provided that the amounts added pursuant to item (b)(v) above during any consecutive twelve-month period shall not exceed in the aggregate the greater of (A) $25,000,000 and (B) 10% of EBITDA (before giving effect to item (b)(v) above) during such consecutive twelve-month period.

For purposes hereof, “EBITDA” shall be adjusted to give effect to each Acquisition (including any related Acquisition Debt and related interest expense)) and each disposition of any Subsidiary or of all or substantially all of the assets of any Subsidiary or of greater than 50% of the capital stock, partnership interests, membership interests or equity of any Subsidiary (including any Indebtedness repaid in connection therewith and related interest expense), in each case that occurred during the applicable Computation Period as if such Acquisition or disposition had occurred at the inception of such Computation Period.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any Issuing Bank or any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Subsidiary” means any (i) Subsidiary organized under the laws of an Approved Jurisdiction and (ii) Foreign Subsidiary that is approved from time to time by the Administrative Agent and each of the Lenders.
“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental and land use matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan with respect to which the Company or any ERISA Affiliate has any material liability or notification that a Multiemployer Plan is in reorganization the liability with respect to which has not been satisfied; (d) the filing of a notice of intent to terminate a Pension Plan or a Multiemployer Plan that has any material Unfunded Pension Liability, the treatment of a Plan amendment with respect to a Pension Plan or a Multiemployer Plan that has any material Unfunded Pension Liability as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“EU” means the European Union.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“euro” and/or “EUR” means the single currency of the Participating Member States.
“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate except pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency and each Designated Loan, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency or Designated Loan, as applicable, as specified from time to time by the Administrative Agent to the Company and each Lender.
“Event of Default” has the meaning assigned to such term in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Subsidiary” means (a) any Subsidiary that is a captive insurance company, (b) any Subsidiary that is a special purpose entity for asset securitization or other off balance sheet purposes and with respect to which becoming a Guarantor would violate requirements set forth in its organizational documents, debt agreements or applicable law, (c) any Subsidiary prohibited by law from becoming a Guarantor and (d) joint venture Subsidiaries formed after the date of this Agreement to the extent the organizational documents of any such joint venture Subsidiary prohibit it from becoming a Guarantor.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or any guarantor under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such recipient is organized or in which it has a principal office or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Company or any other Borrower under Section 2.19(b)) or (ii) designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or an assignment), to receive additional amounts pursuant to Section 2.17(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.17(d) and (d) any U.S. federal withholding tax that is imposed under FATCA.
“Existing Credit Agreement” is defined in the recitals hereof.
“Extended Maturity Date” has the meaning assigned to such term in Section 2.25(a).
“Extending Lender” has the meaning assigned to such term in Section 2.25(b).
“Extension Availability Period” means the period beginning on the Effective Date and ending on the five year anniversary thereof.
“Extension Date” has the meaning assigned to such term in Section 2.25(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.
“FRBNY” means the Federal Reserve Bank of New York.
“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “FRBNY Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate.
“Financial Officer” means the Chief Financial Officer, the Controller, any Assistant Controller, the Treasurer or any Assistant Treasurer, in each case of the Company.
“Fitch” means Fitch Ratings, Inc.

“Foreign Borrower Sublimit” means $100,000,000.
“Foreign Currencies” means each Agreed Currency other than Dollars.
“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn, available and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
“Foreign Lender” means a Lender that is neither a U.S. Person nor a Disregarded Entity that is treated for U.S. federal income Tax purposes as having as its sole owner a Person that is a U.S. Person.
“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is organized under the laws of a jurisdiction located outside of the United States or any state thereof.
“Foreign Subsidiary Borrower” means any Borrower that is a Foreign Subsidiary.
“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.
“German Borrower” means any Borrower that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 German Foreign Trade Act (Außenwirtschaftsgesetz) (including its directors, managers, officers, agents and employees).
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantor” means each Subsidiary that has executed and delivered a counterpart of a Guaranty (and which has not been released in writing from its obligations thereunder).
“Guaranty” means a guaranty substantially in the form of Exhibit I or, in the case of a Guaranty issued by a Foreign Subsidiary, such other form as may be approved by the Administrative Agent.
“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement.
“Hedging Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Hedging Agreements permitted hereunder with a Lender or an Affiliate of a Lender.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Increasing Lender” is defined in Section 2.20.
“Incremental Term Loan” is defined in Section 2.20.
“Incremental Term Loan Amendment” is defined in Section 2.20.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including all vested obligations of such Person for the payment of money under any earn-out (to the extent probable to be paid and reasonably calculable), noncompete, consulting or similar arrangement to the extent that such obligations are reflected as a capitalized liability on a balance sheet of such Person, but excluding (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business, and (ii) accrued pension cost, employee benefits and postretirement health care obligations arising in the ordinary course of business); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease), or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all principal obligations with respect to Capital Leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all Securitization Obligations of such Person; (i) all Synthetic Lease Obligations of such Person; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. In the event any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness. In addition, the amount of any Indebtedness which is also a Contingent Obligation shall be determined as provided in the definition of “Contingent Obligation.” For the avoidance of doubt, Indebtedness shall not include (1) obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business, (2) defeased and/or discharged indebtedness and (3) earn-out obligations that are not probable to be paid or reasonably calculable.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
“Independent Auditor” has the meaning specified in Section 5.01.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) Consolidated Interest Expense for such Computation Period.
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08 in substantially the form attached hereto as Exhibit G-2 or such other form as the Administrative Agent may approve from time to time.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the day that is one week thereafter or the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period of time as is acceptable to each of the Lenders), as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted

Interest Period and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the applicable Screen Rate is available, the applicable Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) from such commercially recognized service as the Administrative Agent may select in a manner consistent with that applied by the Administrative Agent generally to substantially similar credit facilities for which it acts as administrative agent.
“Issuing Bank” means each of JPMCB, U.S. Bank National Association, Bank of America, N.A. and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch, as applicable, with respect to Letters of Credit issued by such Affiliate.
“Japanese Yen” or “JPY” means the lawful currency of Japan.
“JPMCB” means JPMorgan Chase Bank, N.A.
“Knowledge” means the actual knowledge of a Responsible Officer, without giving effect to imputed or constructive knowledge or giving rise to any duty to investigate.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time which are then available plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Notice Date” has the meaning assigned to such term in Section 2.25(b).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Banks. For the avoidance of doubt, the term “Lenders” excludes the Departing Lender.
“Letter of Credit” means any standby or commercial letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to (a) any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Quoted Currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (b) any Eurocurrency Borrowing denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency on the Quotation Day for such Non-Quoted Currency and Interest Period; provided that, if any Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBOR Screen Rate or Local Screen Rate, as applicable, for such currency and such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.
“LIBOR Quoted Currency” means (i) Dollars, (ii) euro, (iii) British Pounds Sterling, (iv) Swiss Francs and (v) Japanese Yen.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security purposes, charge or deposit arrangement, encumbrance or lien (statutory or other) of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by, a conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, and any financing lease having substantially the same economic effect as any of the foregoing), but, in any such case, not including the interest of a lessor under an operating lease.
“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, each Guaranty, any promissory notes executed and delivered pursuant to Section 2.10(d) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.
“Loan Party” means each Borrower and each Guarantor; provided that any Subsidiary Borrower shall only be a “Loan Party” (i) when it is a Guarantor pursuant to Section 5.13 hereof and (ii) during the period beginning on the date on which it was designated as a Subsidiary Borrower pursuant to Section 2.23 hereof until the date (if any) upon which such status has been terminated.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, it being understood that conversions and continuations of Loans are not Loans hereunder.
“Local Screen Rate” means any of the AUD Screen Rate, the CDOR Screen Rate and the STIBOR Screen Rate.
“Local Time” means (i) Chicago time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars (other than Designated Loans) and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency and Designated Loans (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Luxembourg” means the Grand-Duchy of Luxembourg.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole (excluding changes or effects in connection with the specific events described in (i) footnotes 13 (Commitments and Contingencies) and 17 (Employee Benefit Costs) to the Company’s financial statements included in its report on Form 10-K filed with the SEC on August 21, 2015, as to the fiscal year ended June 28, 2015, and/or (ii) footnotes 8 (Pension and Postretirement Benefits) and 14 (Commitments and Contingencies) to the Company’s financial statements included in its report on Form 10-Q filed with the SEC on February 2, 2016, as to the fiscal quarter ended December 27, 2015); (b) a material impairment of the ability of either Borrower to pay its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against either Borrower of any of the Loan Documents.
“Material Subsidiary” means, at any time, any Subsidiary of the Company the total assets (excluding intercompany assets) of which constitute 10% or more of Consolidated Total Assets at such time, other than any Excluded Subsidiary.
“Maturity Date” means March 25, 2021, subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.25.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
“New Money Credit Event” means with respect to any Issuing Bank, any increase (directly or indirectly) in such Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any agreement in relation to clause (i), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.
“Non-Extending Lender” has the meaning assigned to such term in Section 2.25(b).
“Non-Quoted Currency” means each of (i) Australian Dollars, (ii) Canadian Dollars and (iii) Swedish Kronor.
“Note” means a note substantially in the form of Exhibit D hereto evidencing the Loans made by any Lender to each Borrower.
“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, any of the Issuing Banks, any indemnified party and the Administrative Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement or similar agreement among shareholders of such corporation; (b) for any partnership, the partnership agreement and any other organizational documents of such partnership; (c) for any limited liability company, the operating agreement, any membership agreement and any other organizational document of such limited liability company; and (d) for any other entity, the organizational documents of such entity.
“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding Excluded Taxes.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three Business Days, then for such other relevant period of time) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04(c).
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
“Permitted Liens” has the meaning set forth in Section 6.01 hereof.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions, (other than a Multiemployer Plan) and includes any Pension Plan.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to five decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.
“Reference Banks” means the principal London (or other applicable) offices of JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Administrative Agent in consultation with the Company, in a manner consistent with that applied by the Administrative Agent generally to substantially similar credit facilities for which it acts as administrative agent. No Lender shall be obligated to be a Reference Bank without its consent.
“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Required Lenders” means, subject to Section 2.24, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans; provided further that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is a Borrower or any Affiliate of the Company shall be disregarded.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means the chief executive officer, the chief operating officer, the president, any vice president (if appointed by the board of directors or similar governing body of the applicable entity), the chief financial officer, the treasurer or any assistant treasurer of a Borrower, or any other officer having substantially the same authority and responsibility.
“Restricted Payment” has the meaning given such term in Section 6.08 hereof.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Credit Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.10(d) in substantially the form of Exhibit D hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Loans made by such Lender.
“Revolving Loan” means a Loan made pursuant to Section 2.03.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means a country or territory which is at any relevant time subject to Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctions” means:
(a)    economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government and administered by OFAC; and

(b)    economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce, the US Department of the Treasury or other relevant sanctions authority.
“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by any other U.S. government entity or other relevant sanctions authority, in each case as the same may be amended, supplemented or substituted from time to time.
“Screen Rates” means the LIBOR Screen Rate and the Local Screen Rates.
“SEC” means the Securities and Exchange Commission of the United States, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Obligations” means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by accounts receivable, lease receivables and other rights to payment in connection with such Securitization Transaction.
“Securitization Transaction” means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables, chattel paper, payment intangibles or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any of the foregoing.
“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates under any Hedging Agreement or any Banking Services Agreement; provided that the definition of “Specified Ancillary Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“Specified Periods” has the meaning set forth in Section 6.10(b).
“Specified Subsidiary” means (a) each Material Subsidiary; (b) each Subsidiary Borrower; and (c) each other Subsidiary that at the relevant time is a Guarantor; provided that any Subsidiary Borrower shall only be a “Specified Subsidiary” as of the date on which it became a Borrower hereunder, or otherwise was designated as such, until the date (if any) upon which such status has been terminated.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Administrative Agent shall notify the Company promptly of any such adjustment.
“STIBOR Rate” means for any Loans in Swedish Kronor, the STIBOR Screen Rate or, if applicable pursuant to the definition of “LIBO Rate”, the applicable Interpolated Rate, or the applicable Reference Bank Rate or such other rate as determined pursuant to the terms of Section 2.14(a), as applicable.
“STIBOR Screen Rate” means, with respect to any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other Person that takes over the administration of such rate) for Swedish Kronor with a tenor equal to such Interest Period displayed on the appropriate page of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 11:00 a.m. (Stockholm, Sweden time) on the Quotation Day for such Interest Period.
“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.
“Subsidiary Borrower” means B&S AG and any Eligible Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.23 and, in each case, that has not ceased to be a Subsidiary Borrower pursuant to such Section.
“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds, performance bonds and similar instruments.
“Swingline Sublimit” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.05 hereof or (ii) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Swingline Sublimit in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv) (provided that, in the case of each of the foregoing clauses (i) and (ii), any increase in the Swingline Sublimit with respect to any Lender shall only require the consent of the Company and such Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).
“Swingline Lenders” means each of JPMCB, U.S. Bank National Association and each other Lender designated by the Company as a “Swingline Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as a lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Swiss Borrower” means B&S AG or any other Subsidiary Borrower organized under the laws of Switzerland or, if different, is deemed resident in Switzerland for Swiss Withholding Tax purposes.
“Swiss Francs” means the lawful currency of Switzerland.
“Swiss Guarantor” means a Guarantor organized under the laws of Switzerland.
“Swiss Guidelines” means, together, the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.123 in relation to inter bank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”), S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2007) of 7 February 2007 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007) and the circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.
“Swiss Obligor” means a Swiss Borrower or a Swiss Guarantor.
“Swiss Qualifying Lender” means (i) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Swiss Non-Bank Rules” means together the Swiss Twenty Non-Bank Rule and the Swiss Ten-Non-Bank Rule.
“Swiss Non-Qualifying Lender” means any person which does not qualify as a Swiss Qualifying Lender.
“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders (other than Swiss Qualifying Lenders) of any Swiss Borrower under this Agreement must not at any time exceed ten (10); in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.
“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (other than Swiss Qualifying Lenders) of any Swiss Borrower under all outstanding debts relevant for classification as debentures (Kassenobligation) (within the meaning of the Swiss Guidelines), including Loans to any Swiss Borrower, must not at any time exceed twenty (20); in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.
“Swiss Withholding Tax” means any Taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time.
“Syndication Agent” means U.S. Bank National Association in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“Synthetic Lease Obligations” means obligations under operating leases (as determined in accordance with GAAP) of properties which are reported for United States income tax purposes as owned by the Company or a consolidated Subsidiary. The amount of Synthetic Lease Obligations under any such lease shall be determined as follows: (a) for so long as GAAP does not require the recognition of a lease liability in respect thereof on the balance sheet, such determination shall be in accordance with GAAP as if such operating lease were a capital or finance lease, and (b) for so long as GAAP requires the recognition of a lease liability in respect thereof on the balance sheet, such determination shall be in accordance with the treatment of operating leases under GAAP.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Funded Debt” means, at any time, the sum of the current and long-term indebtedness obligations (other than intercompany indebtedness obligations) for money borrowed, drawn and unreimbursed letters of credit, drawn and unreimbursed surety bonds, the amount of mandatory redeemable preferred stock of the Company, Capital Lease Obligations, Securitization Obligations, Synthetic Lease Obligations and, without duplication, Contingent Obligations in respect of any of the foregoing, in each case, of the Company and its Subsidiaries on a consolidated basis. For purposes hereof, “Total Funded Debt” shall be adjusted to give effect to each Acquisition (including any related Acquisition Debt and related interest expense) and each disposition of any Subsidiary or of all or substantially all of the assets of any Subsidiary or of greater than 50% of the capital stock, partnership interests, membership interests or equity of any Subsidiary (including any Indebtedness repaid in connection therewith and related interest expense), in each case that occurred during the applicable Computation Period as if such Acquisition or disposition had occurred at the inception of such Computation Period; provided that for purposes of calculating “Average Funded Debt,” Acquisition Debt shall be included and deemed outstanding at the end of each fiscal quarter within each Computation Period for which a pro forma adjustment of EBITDA in respect of the related Acquisition is utilized pursuant to the definition of “EBITDA” (however, as to each fiscal quarter ending after the applicable Acquisition, the actual outstanding amount of such Total Funded Debt as of the end of such fiscal quarter shall be used in such calculation for such fiscal quarter).
“Total Revolving Credit Exposure” means, the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” each mean the United States of America.
“U.S. Lender” means a Lender that is not a Foreign Lender.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Wholly-Owned Specified Subsidiary” means any Specified Subsidiary which is also a Wholly-Owned Subsidiary.
“Wholly-Owned Subsidiary” means any Subsidiary in which (other than, in the case of a corporation, directors’ qualifying shares required by law) 100% of the capital stock, partnership interests, membership interests or other equity interests is, at the time as of which any determination is being made, owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein (including computations in respect of compliance with Section 6.05) shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) except to the extent contemplated by clause (b) of the second sentence of the definition of “Synthetic Lease

Obligations”, without giving effect to any change to, or modification of, or the phase-in of the effectiveness of any amendments to, GAAP which would require the capitalization of leases characterized as “operating leases” as of the Effective Date (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant to Section 5.01(a) and 5.01(b) shall be prepared without giving effect to this sentence).
SECTION 1.05.    Amendment and Restatement of the Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” (the “Existing Loans”) made and obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Agreement”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure and outstanding Revolving Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Revolving Exposures on the Effective Date (without the necessity of executing and delivering any Assignment and Assumption or the payment of any processing or recordation fee) and (c) the Existing Loans of the Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), the Departing Lender’s “Commitment” under the Existing Credit Agreement shall be terminated and the Departing Lender shall not be a Lender hereunder (provided, however, that the Departing Lender shall continue to be entitled to the benefits of Sections 4.01, 4.03, 4.04, 12.04 and 12.05) and (d) the Company hereby agrees to compensate each Lender (and the Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Rate Advances” under the Existing Credit Agreement) and such reallocation (and any repayment or prepayment of the Departing Lender’s Loan) described above, in each case on the terms and in the manner set forth in Section 2.16 hereof.
SECTION 1.06.    Luxembourg Terms. Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to any Foreign Subsidiary Borrower which is organized under the laws of Luxembourg, a reference to: (a) a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, compulsory manager or other similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (b) liquidation, bankruptcy, insolvency, reorganization, moratorium or any similar proceeding shall include (i) insolvency/bankruptcy (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the Council Regulation (EC) N 1346/2000 of 29 May 2000 on insolvency proceedings, (ii) controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management, (iii) voluntary arrangement with creditors (concordat préventif de la faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended, (iv) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code or (v) voluntary or compulsory winding-up pursuant to the law of 10 August 1915 on commercial companies, as amended, (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements) or having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit); (e) attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt); and (f) a “set-off” includes, for purposes of Luxembourg law, legal set-off.
ARTICLE II

The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not, subject to fluctuations in currency exchange rates and Section 2.11.2, result in (a) subject to Section 2.04, the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) subject to Section 2.04, the Dollar Amount of the Total Revolving Credit Exposures exceeding the Aggregate Commitment or (c) subject to Section 2.04, the sum of the aggregate principal Dollar Amount of all Loans outstanding to Foreign Subsidiary Borrowers exceeding the Foreign Borrower Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.    Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.
(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars and no ABR Loan shall be made to a Designated Foreign Subsidiary Borrower. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY100,000,000 or (ii) a Foreign Currency other than Japanese Yen, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY500,000,000 or (ii) a Foreign Currency other than Japanese Yen, 5,000,000 units of such currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $25,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(e)    Notwithstanding any provision of this Agreement to the contrary, any Credit Event to any Dutch Borrower shall at all times be provided by a Lender that is a Dutch Non-Public Lender.
SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request signed by such Borrower, or the Company on its behalf) not later than three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail in accordance with Section 9.01 to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower;
(ii)    the aggregate principal amount of the requested Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(v)    in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars (other than a Designated Loan), the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.    Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:
(a)    each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,
(b)    the LC Exposure as of the date of each request for the issuance, amendment to increase, renewal or extension of any Letter of Credit, and
(c)    all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day, and the Administrative Agent shall notify the Company of all such determinations and related computations on such Computation Date.
SECTION 2.05.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender may in its sole discretion make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Sublimit, except to the extent otherwise agreed by such Swingline Lender, the Administrative Agent and the Company, (ii) such Swingline Lender’s Revolving Credit Exposure exceeding its Commitment, (iii) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000, or (iv) the Dollar Amount of the Total Revolving Credit Exposures exceeding the Aggregate Commitment; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or e-mail in accordance with Section 9.01), not later than 1:00 p.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the Swingline Lender to make such Swingline Loan. The Administrative Agent will promptly advise such Swingline Lender of any such notice received from the Company. Unless otherwise directed by the Company, each Swingline Lender shall make each Swingline Loan to be made by it available to the Company by means of a credit to an account of the Company with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., Chicago time, on the requested date of such Swingline Loan.
(c)    Any Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Chicago time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company promptly of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.
(d)    Any Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the relevant Swingline Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(e)    Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(d) above.
SECTION 2.06.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit (or the amendment, renewal or extension of any outstanding Letter of Credit) denominated in Agreed LC Currencies for its own account, as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent, the Company and the Issuing Bank issuing such Letter of Credit, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if any Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction such Issuing Bank deems, in its reasonable judgment applied generally to substantially similar credit facilities for which it acts as an issuing bank, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Issuing Bank shall promptly notify the Company of such determination prior to the issuance of any Letter of Credit, and the Company shall either withdraw its request to issue such Letter of Credit or, at the request of such Issuing Bank, guaranty and indemnify such Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to such Issuing Bank. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank (selected by the Company in its sole discretion) and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed LC Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Company also shall submit a letter of credit application in a form agreed to by the Company in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended to increase the amount, renewed or extended only if (and upon issuance, amendment to increase the amount, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, but allowing for fluctuations in currency exchange rates and subject to Section 2.11.2, (i) subject to Section 2.04, the Dollar Amount of the LC Exposure shall not exceed $15,000,000, (ii) subject to Section 2.04, the Dollar Amount of the aggregate face amount of all Letters of Credit issued and then outstanding by any Issuing Bank shall not exceed such Issuing Bank’s Applicable LC Sublimit and (iii) subject to Section 2.04, the sum of the Dollar Amount of the Total Revolving Credit Exposures shall not exceed the Aggregate Commitment.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date two years after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, two years after such renewal or extension), unless the Required Lenders and the applicable Issuing Bank, in their discretion, have approved a later expiry date in writing and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that, upon the Company’s request and subject to the approval, in its discretion, by the Administrative Agent and the applicable Issuing Bank that has issued such Letter of Credit, any such Letter of Credit may have a later expiry date (but in any event not later than one (1) year after the Maturity Date) if cash collateralized or covered by standby letter(s) of credit in compliance with Section 2.06(j) below.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed LC Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, subject to the conditions to borrowing set forth herein, (i) to the extent such LC Disbursement was made in Dollars, such payment shall, automatically and without notice, be financed with (x) if the LC Disbursement is equal to or greater than $1,000,000, an ABR Revolving Borrowing in Dollars or, at the Company’s election, a Swingline Loan, or (y) if the LC Disbursement is equal to or greater than $100,000 but less than $1,000,000, a Swingline Loan, in each case in an amount equal to such LC Disbursement or (ii) to the extent such LC Disbursement was made in a Foreign Currency, the Company may request in accordance with Section 2.03 that such payment be financed with (i) an ABR Borrowing or Eurocurrency Revolving Borrowing in Dollars in the Dollar Amount of such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Eurocurrency Revolving Borrowing in such Foreign Currency (in the event such Foreign Currency is an Agreed Loan Currency) in an amount equal to such LC Disbursement, and, in each case, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Swingline Loan or Eurocurrency Revolving Borrowing, as applicable. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders, provided that, with respect to any such payment in respect of a Letter of Credit denominated in an Agreed LC Currency that is not an Agreed Loan Currency, any Lender may make such payment in Dollars in the Dollar Amount of such LC Disbursement), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Administrative Agent shall promptly notify the Company prior to payment by the Company, and the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.
(f)    Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy or e-mail in accordance with Section 9.01) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed LC Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse any Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of Issuing Bank. (A) Each Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(B) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(A) above.

(j)    Cover. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (y) the Company requests the issuance of a Letter of Credit with an expiry date that is later than the expiry date prescribed in clause (c) of this Section 2.06 (an “Extended Letter of Credit”), the Company shall either (A) cover by arranging for the issuance of one or more standby letters of credit issued by an issuer, and otherwise on terms and conditions, satisfactory to the Administrative Agent or (B) deposit cash in an account with the Administrative Agent, in each case in the name of the Administrative Agent and for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and in an amount equal to (1) with respect to a Letter of Credit denominated in Dollars, 100% and (2) with respect to a Foreign Currency Letter of Credit, 105%, in each case of the Dollar Amount of the LC Exposure in respect of such Extended Letter of Credit (in the case of the foregoing clause (y)) or in the aggregate (in the case of the foregoing clause (x)) as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be covered or deposited in the applicable Foreign Currencies in an amount equal to 105% of the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to provide such letter(s) of credit cover or deposit such cash collateral shall become effective immediately, and such cover or deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f), (g) or (h) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the Exchange Rate on the date notice demanding letter of credit cover or cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11.2. Any such deposits shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall bear interest, and such deposits shall be invested by the Administrative Agent in direct short term obligations of, or in other short term obligations which are unconditionally guaranteed with respect to all principal thereof and interest thereon by, the United States, in each case maturing no later than the expiry date of the Letter of Credit giving rise to LC Exposure. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations; provided that at any time that the money remaining in such account exceeds the LC Exposure by $100,000 or more, the Administrative Agent will, promptly after request therefor by the Company at any time that no Default shall exist, deliver such excess to the Company. If the Company is required to provide an amount of cash collateral or letter of credit cover hereunder as a result of the occurrence of an Event of Default, such amount or letter of credit (to the extent not applied as aforesaid) shall be returned to the Company or the issuer of such letter of credit (as applicable) within three (3) Business Days after all Events of Default have been cured or waived.
(k)    Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has provided letter of credit cover, or deposited cash collateral, pursuant to paragraph (j) above, if such letter of credit was issued, or cash collateral was deposited, in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to any Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Administrative Agent’s currency exchange rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
(l)    Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
SECTION 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date specified in accordance with the terms hereof in the Borrowing Request by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars (other than a Designated Loan), by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency and Designated Loans, by 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting funds so received in the aforesaid account of the Administrative Agent to (x) an account of the Company maintained with the Administrative Agent in New York City or Chicago and designated by the relevant Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower maintained in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 1:00 p.m., Chicago time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.    Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or, if not so specified, as provided in Section 2.03) and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or, if not so specified, as provided in Section 2.03). Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars (other than Designated Loans) or by irrevocable written notice (via an Interest Election Request signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency or a Designated Loan) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail in accordance with Section 9.01 to the Administrative Agent of a written Interest Election Request signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars (other than Designated Loans), such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency or a Designated Loan in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars (other than Designated Loans) may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars (other than Designated Loans) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency and each Designated Loan shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.
SECTION 2.09.    Termination and Reduction of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date (subject to Section 2.25).
(a)    The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.
(b)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (a) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.10.    Repayment of Loans; Evidence of Indebtedness. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the 20th Business Day after the date such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(d)    Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.
SECTION 2.11.    Prepayment of Loans.
SECTION 2.11.1. Voluntary Prepayments.
(a)    Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that (i) each prepayment of a Eurocurrency Borrowing shall be in an amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 5,000,000 units of such currency) and (ii) each prepayment of an ABR Borrowing (other than in connection with a prepayment of all outstanding ABR Borrowings and/or a prepayment of an ABR Borrowing made to refinance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)) shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.
(b)    The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail in accordance with Section 9.01) of any prepayment hereunder (other than a prepayment of a Swingline Loan) (i) in the case of prepayment of a Eurocurrency Revolving Borrowing and any Designated Loan, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., Chicago time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
SECTION 2.11.2. Mandatory Prepayments.
If at any time, (i) other than as a result of fluctuations in currency exchange rates, (x) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or (y) the sum of the aggregate principal Dollar Amount of all Loans (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) outstanding to the Foreign Subsidiary Borrowers exceeds the Foreign Borrower Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (x) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (as so calculated) exceeds 105% of the Aggregate Commitment or (y) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (as so calculated) to the Foreign Borrowers exceeds 105% of the Foreign Borrower Sublimit, the Borrowers shall, promptly after receipt of written notice from the Administrative Agent, repay Borrowings and, if no Borrowings are then outstanding, cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), in an aggregate principal amount sufficient to eliminate any such excess.
SECTION 2.12.    Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable LC Fee Rate (as defined below) on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at a rate per annum agreed upon between the Company and such Issuing Bank on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the relevant Issuing Bank during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable promptly after demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency. As used above, “Applicable LC Fee Rate” means at any time (x) in the case of standby Letters of Credit (other than those described in the following clause (y)), the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans at such time and (y) in the case of commercial Letters of Credit and standby Letters of Credit issued to ensure the performance of services and/or delivery of goods, in each case at a per annum rate equal to 50% of the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans at such time.
(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars (except as expressly provided in this Section), to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. Each Swingline Loan shall bear interest at a rate per annum agreed upon between the Company and the applicable Swingline Lender (or, if such a rate per annum is not agreed upon between the Company and the applicable Swingline Lender in respect of a Swingline Loan, such Swingline Loan shall bear interest at the Alternate Base Rate plus the Applicable Rate). The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any interest or fee, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(c)    Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)    All interest hereunder (including, without limitation, interest computed by reference to the STIBOR Rate) shall be computed on the basis of a year of 360 days, except that interest (i) (A) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, (B) computed by reference to the AUD Rate and (C) computed by reference to the CDOR Rate, in each case shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(e)    The interest rates provided for in this Agreement with respect to any Swiss Borrower, including this Section 2.13, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 2.13 or in other Sections of this Agreement is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax is imposed on interest payments, the payment of interest due by a Swiss Borrower shall, in line with and subject to Section 2.17, including any limitations therein and any obligations thereunder, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of the Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section, “Non-Refundable Portion” shall mean the Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration (SFTA) confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender. Each Swiss Borrower shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.
SECTION 2.14.    Alternate Rate of Interest.
(a)    If at the time that the Administrative Agent shall seek to determine the applicable Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars (other than Designated Loans), then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate (disregarding clause (c) of the definition thereof) and (ii) if such Borrowing shall be requested in any Foreign Currency or if such Borrowing is a Designated Loan, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its sole reasonable discretion and consented to in writing by the Company and the

Required Lenders (the “Alternative Rate”), provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Company and the Required Lenders, Borrowings shall not be available in such Foreign Currency or as a Designated Loan, as the case may be.
(b)    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders prior to the commencement of such Interest Period by telephone, telecopy or e-mail in accordance with Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent hereby agrees to provide promptly after its determination of such circumstances ceasing to exist), (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars (other than a Designated Loan), such Borrowing shall be made as an ABR Borrowing, and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency or a Designated Loan, then the LIBOR Rate for such Eurocurrency Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15.    Increased Costs. (a) If any Change in Law shall:
(iii)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;
(iv)    impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(v)    subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations of the type that such Lender has hereunder, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to the Administrative Agent, such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to the Administrative Agent, such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).
(b)    If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).
(c)    A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company contemporaneously with any demand for payment hereunder and shall be conclusive absent clearly demonstrable error. The Company shall pay, or cause the other Borrowers to pay, such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions if such Lender or such Issuing Bank fails to notify the Company within 90 days after it obtains actual knowledge (or, in the exercise of ordinary due diligence, should have obtained actual knowledge) and such Lender and such Issuing Bank shall only be entitled to receive such compensation for any losses incurred by it or amounts to which it would otherwise be entitled from and after the date 90 days prior to the date such Lender or such Issuing Bank provided notice thereof to the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s claim for compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
SECTION 2.17.    Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, Issuing Bank, or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In the event that any such deduction or withholding can be reduced or nullified as a result of the application of any relevant double taxation convention, the Lenders, the Issuing Banks and the Administrative Agent will, at the expense of the Company, reasonably cooperate with the Company in making application to the relevant taxing authorities seeking to obtain such reduction or nullification, provided, however, that the Lenders, the Issuing Banks and the Administrative Agent shall have no obligation to (i) engage in litigation with respect thereto, (ii) disclose any tax return or other confidential information or (iii) take any such action which would materially prejudice the legal or commercial position of such Lender, Issuing Bank or the Administrative Agent, as applicable.
(a)    In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.
(b)    The Loan Parties shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability together with a supporting document shall be delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank contemporaneously with any demand for payment, and shall be conclusive absent manifest error.
(c)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a copy of a receipt issued, if available, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(d)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:
(A) any U.S. Lender shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(5) for purposes of furnishing the U.S. Tax Compliance Certificate as described in the foregoing clauses (3) and (4), if a Foreign Lender (or a foreign Participant) is a Disregarded Entity, the Foreign Lender will submit such certificate based on the status of the Person that is treated for U.S. federal income tax purposes as being the sole owner of such Lender or Participant; and
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(e)    If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of the indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund). This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(f)    Each Lender shall severally indemnify (i) the Administrative Agent, within 30 days after demand therefor, for (A) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) and (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (ii) the Administrative Agent and the Loan Parties, within 30 days after demand therefor, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the applicable Loan Party (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the applicable Loan Party (as applicable) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(f).
(g)    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i) or 1.1471-2T(b)(2)(i).
(i)    Notwithstanding any provision hereof to the contrary (including, without limitation, Section 2.13(e)), neither any Swiss Borrower nor the Company shall be required to make a tax gross up or a tax indemnity payment under this Agreement, or an increased interest payment, to a Lender or an assignee, transferee or participant thereof in respect of Swiss Withholding Tax due on interest payments or other payments by any Swiss Borrower under this Agreement as a direct result of such Lender, assignee, transferee or participant (x) breaching the provisions regarding the representation and warranty in Section 9.19 as to its status as a Swiss Qualifying Lender, (y) failing to comply with the limitations on assignments, transfers and participations set forth in this Agreement or (z) failing to provide a timely notice required by Section 9.19. In the event of any such breach that has not been cured as of the applicable payment date, the applicable Swiss Borrower shall (i) deduct such Swiss Withholding Tax from any interest payment or other payment due from it to the breaching Lender, assignee, transferee or participant under this Agreement (the “Breaching Party”), to the extent such deduction is required (and shall, in case of a deduction, not be required to make any tax gross-up or tax indemnity or an increased payment) or (ii) be promptly reimbursed by the Breaching Party for any Swiss Withholding Tax amount if the interest payment or other payment was already made by such Swiss Borrower without a deduction for the relevant Swiss Withholding Tax amount.

SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars (other than in respect of Designated Loans), 1:00 p.m., Chicago time and (ii) in the case of payments denominated in a Foreign Currency or in respect of Designated Loans, 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency or Designated Loan, as applicable, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency or a Designated Loan, the Administrative Agent’s Eurocurrency Payment Office for such currency or Designated Loan, as applicable, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lenders or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion; it being understood that the Administrative Agent shall, to the extent permitted by law, apply any cash collateral to such obligations when due.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13(e) or Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13(e), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender (or any of its Participants) requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender (or any of its Participants) or any

Governmental Authority for the account of any Lender (or any of its Participants) pursuant to Section 2.13(e) or Section 2.17, (iii) any Lender (w) has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), (x) is or becomes a Defaulting Lender, a Disqualified Institution, a Swiss Non-Qualifying Lender (but only if such cessation will otherwise cause a breach of the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule) or a Dutch Non-Public Lender or (y) rejects the designation of an Agreed Currency or of a Foreign Subsidiary as an Eligible Subsidiary if, in each case, such Agreed Currency or designation of a Foreign Subsidiary as an Eligible Subsidiary has otherwise been approved by the Required Lenders, (iv) any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement or (v) any Lender shall enter into, or purport to enter into, any assignment or participation with a Disqualified Institution in violation of this Agreement, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender is reasonably acceptable to the Administrative Agent and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts).
SECTION 2.20.    Expansion Option. The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in a minimum amount of $25,000,000 and minimum increments of $1,000,000 in excess thereof, so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $250,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Commitments, or to participate in such Incremental Term Loans, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C-1 hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit C-2 hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.05 and (ii) the Administrative Agent shall have received documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase or Incremental Term Loans, as the case may be. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.
SECTION 2.21.    Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the relevant Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the relevant Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be

practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent prior to the occurrence of such Credit Event that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank which has issued such Letter of Credit, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.
SECTION 2.22.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.
SECTION 2.23.    Designation of Subsidiary Borrowers. On the Effective Date, and subject to the satisfaction of the applicable conditions in Article IV hereto, B&S AG shall be a Subsidiary Borrower hereunder until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to B&S AG, whereupon B&S AG shall cease to be a Subsidiary Borrower hereunder. After the Effective Date, the Company may at any time and from time to time designate any Eligible Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

SECTION 2.24.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)     the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)     if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)     so long as such Lender is a Defaulting Lender, the Swingline Lenders shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any

Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.24(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Banks, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to each Swingline Lender or the Issuing Banks, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, each Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.25.    Extension of Maturity Date.
(a)    Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) during the Extension Availability Period, request that each Lender extend such Lender’s Maturity Date to a date (the “Extended Maturity Date”) that does not cause the tenor of any Lender’s Commitment to exceed five (5) years from the date upon which the conditions precedent to the effectiveness of such extension of the Maturity Date set forth in clause (f) below have been satisfied (an “Extension Date”).
(b)    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent (which shall be irrevocable unless the Company otherwise consents in writing in its sole discretion) given not later than the date that is 15 days after the date on which the Administrative Agent received the Company’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Maturity Date, an “Extending Lender”). Each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for extension of the Maturity Date.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section promptly after the Administrative Agent’s receipt thereof and, in any event, no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Additional Commitment Lenders. The Company shall have the right, but shall not be obligated, on or before the applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions that are not Ineligible Institutions (each, an “Additional Commitment Lender”) approved by the Issuing Banks, the Swingline Lenders and Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) in accordance with the procedures provided in Section 2.19(b), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 9.04, with the Company or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Company (which notice shall set forth such Lender’s new Maturity Date), to become an Extending Lender, provided that the Company consents thereto in writing in its sole discretion. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Company but without the consent of any other Lenders.
(e)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Maturity Date and the new or increased Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the Extended Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.
(f)    Conditions to Effectiveness of Extension. Notwithstanding the foregoing, (x) no more than one (1) extension of the Maturity Date shall be permitted hereunder and (y) any extension of any Maturity Date pursuant to this Section 2.25 shall not be effective with respect to any Extending Lender unless:
(i)    no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;
(ii)    the representations and warranties of the Borrowers set forth in this Agreement (other than the representations contained in Section 3.05 and 3.06) shall be true and correct on and as of the applicable Extension Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(iii)    the Administrative Agent shall have received a certificate from the Company signed by a Financial Officer of the Company (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such extension.

(g)    Maturity Date for Non-Extending Lenders. On the Maturity Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Company shall repay such Non-Extending Lender in accordance with Section 2.10 (and shall pay to such Non-Extending Lender all of the other Obligations due and owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).
(h)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
SECTION 3.01.    Existence and Power. The Company and each of its Specified Subsidiaries:

(a)     is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
(b)    has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets, carry on its business and (ii) in the case of each Loan Party, to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;
(c)    is duly qualified as a foreign entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and
(d)    is in compliance with all Requirements of Law; except, in the case of clauses (b)(i), (c) and (d), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing by such Loan Party of Loans, the issuance of Letters of Credit for the account of such Loan Party and the performance by such Loan Party of its obligations hereunder and under the other Loan Documents to which it is a party have been duly authorized by all necessary organizational action on the part of such Loan Party, and do not and will not:

(a)    contravene the terms of the Organization Documents of such Loan Party;

(b)    conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company or any Subsidiary is a party or any order, injunction, writ or decree of any Governmental Authority to which a Borrower or any Subsidiary or its property is subject; or
(c)    violate any Requirement of Law applicable to the Company or any Subsidiary.

SECTION 3.03.    Governmental Authorization.    No material approval, consent, exemption, authorization, or other action by, or material notice to, or material filing with, any Governmental Authority is necessary or required to be made by any Loan Party in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party (other than customary post-closing filings with the SEC).
SECTION 3.04.    Binding Effect. Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
SECTION 3.05.    Litigation, etc. To the best of the Company’s Knowledge, no litigation (including derivative actions), arbitration proceedings or governmental or regulatory proceedings are pending or threatened in writing against the Company or any of its Subsidiaries that is reasonably likely to be adversely determined and, if so determined, would be reasonably likely to have a Material Adverse Effect, except as set forth in Schedule 3.05. Other than any liability incident to such litigation or proceedings or as disclosed in filings with the SEC prior to the Effective Date, no Borrower has any material contingent liabilities not provided for or disclosed in the financial statements referred to in Section 3.10(a) which could reasonably be expected to have a Material Adverse Effect.
SECTION 3.06.    ERISA Compliance. Except as specifically disclosed in Schedule 3.06:
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best Knowledge of the Company, nothing has occurred which would cause the loss of such qualification, which loss could reasonably be expected to have a Material Adverse Effect. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, in each case except to the extent the foregoing could not reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the best Knowledge of Company, threatened (in writing) claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan which have resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Except to the extent the following could not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.
SECTION 3.07.    Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Sections 3.16 and 6.12. None of the Borrowers or any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
SECTION 3.08.    Title to Properties. The Company and the Specified Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in or other rights to use, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.09.    Taxes. The Company and its Subsidiaries have filed all Federal income and other tax returns and reports required to be filed (which returns and reports have been true, correct and complete in all material respects), and have paid all Federal income and other taxes and other governmental charges levied or imposed upon them or their properties, income or assets and that are due and payable, except (a) those which are being contested in good faith by appropriate action and for which adequate reserves have been provided in accordance with GAAP and/or (b) where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.
SECTION 3.10.    Financial Condition.
(c)    The audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended June 28, 2015, together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for the period ended on such date, (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (y) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
(d)    Since June 28, 2015, there has been no Material Adverse Effect.
SECTION 3.11.    Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 3.11, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.    Regulated Entities. None of the Company, any Person controlling any Borrower, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.
SECTION 3.13.    Subsidiaries. As of the date of this Agreement, (a) the name and jurisdiction of organization of each Subsidiary is set forth on Schedule 3.13; and (b) the Company has no Material Subsidiaries or Specified Subsidiaries other than those specifically designated as such on Schedule 3.13.
SECTION 3.14.    Insurance. The properties of the Company and its Specified Subsidiaries are insured in all material respects in accordance with Section 5.06.
SECTION 3.15.    Full Disclosure. None of the statements contained in any exhibit, report, statement or certificate furnished in writing by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the Loan Documents (including statements concerning the Company and its Subsidiaries in the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being understood (a) that any projections and forecasts provided by the Company or any Subsidiary are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results) and (b) any information provided by the Company or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Company or any Subsidiary shall, for all periods prior to the date of such Acquisition, be limited to the Knowledge of the Company or the acquiring Subsidiary after reasonable inquiry).

SECTION 3.16.     Anti-Corruption Laws and Sanctions.
(j)    The Company and, to its Knowledge, its controlled affiliated companies and their respective directors, officers, employees, and agents are conducting their business in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects.
(k)    None of the Company or its Subsidiaries or, to its Knowledge, their respective directors, officers, employees or agents acting in any capacity in connection with, or directly benefiting from, the Credit Events:
(i)    is a Designated Person;
(ii)    is a Person that is owned or controlled by a Designated Person or by a Sanctioned Country;
(iii)    is organized or resident in a Sanctioned Country, in violation of Sanctions (assuming that each Foreign Subsidiary Borrower were a Domestic Subsidiary for purposes of determining compliance with Sanctions); or

(iv)    is (or, except as disclosed in writing to the Administrative Agent prior to the Effective Date, has, to the Company’s Knowledge, within the year preceding the Effective Date) directly or, to the Company’s Knowledge, indirectly engaged in, any dealings or transactions, in each case in violation of any Sanctions, (1) with any Designated Person or (2) in any Sanctioned Country to the extent that after giving effect to such dealings or transactions the Company and its Subsidiaries have more than 5% of their consolidated assets in Sanctioned Countries or derive more than 5% of their consolidated revenues from investments in, or transactions with, Sanctioned Countries.
(l)    The representations and warranties in this Section 3.16 shall not be made by any German Borrower insofar as they would violate or expose any German Borrower or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)).
(m)    The representations and warranties in this Section 3.16 given by any Borrower to any Lender that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 German Foreign Trade Act (Außenwirtschaftsgesetz) are made only to the extent that any Lender domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 German Foreign Trade Act (Außenwirtschaftsgesetz) would be permitted to make such undertakings pursuant to EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)).
SECTION 3.17.    Works Council. There is no works council with jurisdiction over the transaction as envisaged by any Loan Document to which a Dutch Borrower is a party and there is no obligation for a Dutch Borrower to establish a works council pursuant to the Dutch Works Council Act (Wet op de Ondernemingsraden), or, if a works council is established, such Dutch Borrower (or the Company on its behalf) has delivered to the Administrative Agent a confirmation that all consultation obligations in respect of such works council have been complied with and that positive unconditional advice has been obtained, attaching a copy of such advice and a copy of the request for such advice.
SECTION 3.18.    Domiciliation; Centre of Main Interests. In the case of a Subsidiary Borrower organized under the laws of Luxembourg, (i) it complies in all material respects with all legal requirements of the Luxembourg law of 31 May 1999, as amended, regarding the domiciliation of companies and (ii) the head office (administration centrale) and the place of effective management (siège de direction effective) are located at the place of their registered office (siège statutaire) in Luxembourg and, for the purposes of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, the centre of main interests (centre des intérêts principaux) is located at the place of its registered office (siège statutaire) in Luxembourg. In the case of a Subsidiary Borrower organized under the laws of Germany, it maintains its centre of main interests (as defined in Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings (as amended or superseded from time to time, e.g., pursuant to Regulation (EU) No 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings)) in Germany.
SECTION 3.19.    Swiss Non-Bank Rules. Each Swiss Borrower is in compliance with the Swiss Non-Bank Rules. For the purposes of this Section 3.19, (a) each Swiss Borrower shall assume that the aggregate number of Lenders under this Agreement which are Swiss Non-Qualifying Lenders is ten (10), and (b) no Default or Event of Default with respect to this Section 3.19 shall be deemed to exist due to any inaccuracy of the representation and warranty contained herein that arises from (i) an inaccurate representation and warranty by a Lender pursuant to Section 9.19, (ii) any assignment or participation by a Lender to a Person that is a Swiss Non-Qualifying Lender without the consent of the Company or (iii) any Lender ceasing to be a Swiss Qualifying Lender so long as (A) commencing promptly after the Company obtains Knowledge of such event, the Company and each Swiss Borrower take all reasonable steps to cause each Swiss Borrower to be in compliance with the Swiss Non-Bank Rules, and (B) the Company agrees to indemnify each Lender for any loss, cost or expense such Lender may incur as a result of any violation of the Swiss Non-Bank Rules.
SECTION 3.20.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(d)    The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) a counterpart of the Guaranty signed by the Company and sufficient Subsidiaries of the Company to satisfy the requirements of Section 5.13 hereof.
(e)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Foley & Lardner LLP, special counsel for the Loan Parties, (ii) Kathryn M. Buono, general counsel of the Loan Parties, and (iii) Baker & McKenzie, special Swiss counsel for B&S AG, substantially in the form of Exhibits B-1, B-2 and B-3, respectively, and covering such other matters relating to the Company, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion.
(f)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
(g)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming (i) compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and (ii) since June 28, 2015, there has been no material adverse change in the financial condition, operations, business or assets of the Company and its Subsidiaries on a consolidated basis (except for specific events (and not general economic or industry conditions) specifically applicable to the Company and/or its

Subsidiaries as disclosed in the Company’s reports on Form 10-K, 10-Q or 8-K filed with the SEC prior to the Effective Date).
(h)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced (in reasonable detail) at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan, and of the Issuing Banks to issue, increase, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrowers set forth in this Agreement (other than the representations contained in Section 3.05 and 3.10) shall be true and correct on and as of the date of such Loan (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) or the date of issuance, amendment to increase, renewal or extension of such Letter of Credit, as applicable.
(b)    At the time of and immediately after giving effect to such Loan or the issuance, amendment to increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Loan and each issuance, amendment to increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03.    Designation of a Subsidiary Borrower. The designation of a Subsidiary Borrower pursuant to Section 2.23 is subject to the conditions precedent that:
(a)    The Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:
(i)    subject to clause (d) below, copies, certified by the Secretary or Assistant Secretary (or other appropriate officer, manager or director) of such Subsidiary, of its board of directors’ (or other applicable governing body’s) resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;
(ii)    an incumbency certificate, executed by the Secretary or Assistant Secretary (or other appropriate officer, manager or director) of such Subsidiary, which shall identify by name and title and bear the signature of the officers or other representatives of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;
(iii)    opinions of counsel to such Subsidiary (which may include inside counsel to such Subsidiary for certain matters), in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;
(iv)    any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent or any Lender (including in connection with the Act defined in Section 9.13); and
(v)    any documentation and other information related to such Subsidiary reasonably requested by the Administrative Agent or any Lender under applicable “know your customer” or similar rules and regulations, including the Patriot Act;
(b)    The Administrative Agent shall have received evidence satisfactory to it that all of such Subsidiary Borrower’s then existing credit facilities shall have been cancelled and terminated and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans to such Borrower or otherwise permitted to be outstanding pursuant to this Agreement);
(c)    In the event a Subsidiary Borrower is organized under the laws of Luxembourg, (i) an excerpt (extrait) issued by the Luxembourg Trade and Companies Register dated as of the date of its designation, (ii) a non-registration certificate (certificate de non-enregistrement) issued by the Luxembourg Trade and Companies Register regarding the absence of judicial proceedings dated as of the date of its designation and (iii) in the event such Subsidiary Borrower has established its offices at the premises of a Luxembourg domiciliation agent, a domiciliation certificate dated as of the date of its designation; and
(d)    In the event a Subsidiary Borrower is organized under the laws of Germany, (i) the following constitutional documents of such Subsidiary Borrower (and, if applicable, its general partner): an electronic commercial register excerpt (not older than two (2) Business Days), articles of association (certified by the competent commercial register), shareholders’ list (certified by the competent commercial register) and any by-laws, if applicable and (ii) a copy of a resolution of the shareholders’/partners’ and/or, if required by law or customary for such Subsidiary Borrower, resolutions of the management and/or supervisory board of such Subsidiary Borrower, partner’s/other competent corporate body’s (as applicable) meeting of each such Subsidiary Borrower approving the terms of, and the transactions contemplated by, the Borrowing Subsidiary Agreement, this Agreement and any other Loan Documents to which such Subsidiary Borrower is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request and resolving that such Subsidiary executes any such documents to which it is a party.
(e)    In the event a Subsidiary Borrower is organized under the laws of Switzerland, (i) a copy of the constitutional documents of such Subsidiary Borrower, being a certified excerpt of the competent commercial register, a certified copy of the articles of association (containing a financial assistance clause allowing for up- and cross-stream security) and (if applicable and relevant), a copy of the duly signed and approved organizational regulations; (ii) a copy of a resolution of the board of directors of such Subsidiary Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party; (iii) a copy of a resolution of its shareholders’ meeting, approving the terms of, and the transactions contemplated by, the Loan Documents to which such Subsidiary Borrower is a party and (iv) a certificate of the board of directors of such Subsidiary Borrower certifying (a) that there have been no changes in the constitutional documents of such Subsidiary Borrower as set out in Section 4.03 (e) (i) above, as attached thereto and as certified as of a recent date by the commercial register, if applicable, since the date of the certification thereof by such commercial register, (b) resolutions of the Board of Directors or other governing body of such Subsidiary Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (c) the names and true signatures of the authorized signatories of such Subsidiary Borrower authorized to sign the Loan Documents to which it is a party, and authorized to request Borrowings and/or LC Disbursements under the Credit Agreement.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated, been collateralized or otherwise been covered by a letter of credit as permitted herein and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements. The Company shall deliver to the Administrative Agent (which shall promptly make available to each Lender):
(c)    Not later than 100 days after the end of each fiscal year (commencing with the fiscal year ending July 3, 2016), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of PriceWaterhouseCoopers LLP or another nationally recognized independent public accounting firm (“Independent Auditor”) which shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a consistent basis (except as specified therein). Such opinion shall not include a going concern qualification or be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records, provided that (i) if such opinion covers both such consolidated financial statements and the Company’s internal controls over financial reporting, then such opinion may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the scope of the Company’s internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the Public Company Accounting Oversight Board, the SEC or another applicable governmental authority and (ii) such opinion may include references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP).
(d)    Not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 27, 2016), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments and the absence of notes thereto), the financial position and the results of operations of the Company and the Subsidiaries.
SECTION 5.02.        Certificates; Other Information. The Company shall furnish to the Administrative Agent (which shall promptly make available to each Lender):
(f)    [intentionally omitted];
(g)    concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;
(h)    promptly, but not later than five Business Days after the date of filing with the SEC, copies of all financial statements and reports that the Company sends to its shareholders generally, and copies of all financial statements and regular, periodical or special reports (including any report on Form 8-K) that the Company or any Subsidiary may make to, or file with, the SEC; and
(i)    promptly, such additional information regarding the business, financial or organizational affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.
Documents required to be delivered pursuant to Section 5.01 or Sections 5.02(a), (b) or (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
SECTION 5.03.        Notices. The Company shall promptly notify the Administrative Agent (which shall promptly notify each Lender):
(a)    upon any Responsible Officer becoming aware of the occurrence of any Default or Event of Default;
(b)    upon any Responsible Officer becoming aware of any matter, including any litigation, governmental proceeding or environmental proceeding, that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    upon any Responsible Officer becoming aware of the occurrence of any ERISA Event (but in no event more than ten days after such ERISA Event), and deliver to the Administrative Agent a copy of any notice with respect to such ERISA Event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such ERISA Event; and

(d)    promptly after the president, chief financial officer, chief operating officer, chief executive officer, treasurer or general counsel of the Company obtains Knowledge thereof, notice of the issuance by any Subsidiary of any guaranty that, in each case, would require the issuance of a guaranty by any Subsidiary pursuant to Section 5.13.
Each notice under this Section (a), (b) or (c) above shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 5.03(a) shall describe the provisions of this Agreement or other Loan Document that have been breached or violated.
SECTION 5.04.        Preservation of Existence, Etc. The Company shall, and shall cause each Specified Subsidiary to:

(d)    preserve and maintain in full force and effect its existence and good standing (or the equivalent) under the laws of its state or jurisdiction of organization except as otherwise permitted by this Agreement;
(e)    preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in connection with transactions permitted by Section 6.03 and sales of assets permitted by Section 6.02 and/or (ii) to the extent the failure to have or maintain the effectiveness of any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and
(f)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
SECTION 5.05.        Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its material property which is used in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.06.        Insurance. The Company shall maintain, and shall cause each Specified Subsidiary to maintain, with financially sound and reputable independent insurers (except to the extent that any insurance company insuring the properties of the Company and each Subsidiary ceases to be financially sound and reputable after the Effective Date, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Specified Subsidiaries may self-insure against such risks and in such amounts customary in the industry of the Company and its Specified Subsidiaries.
SECTION 5.07.        Payment of Taxes. The Company shall, and shall cause each Specified Subsidiary to, pay and discharge as the same shall become due and payable, all tax liabilities and governmental charges upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate action and adequate reserves in accordance with GAAP are being maintained by the

Company or such Specified Subsidiary and/or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.08.        Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to so comply could not reasonably be expected to cause a Material Adverse Effect.
SECTION 5.09.        Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law, (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification and (c) make all required contributions to any Plan subject to Section 412 of the Code, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10.    Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries sufficient to prepare financial statements in conformity with GAAP, or applicable accounting procedures related to Foreign Subsidiaries, shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Specified Subsidiary to permit, representatives and independent contractors of the Administrative Agent and representatives of any Lender to visit and inspect any of their respective properties, to examine their respective organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and, in the presence of the Company if the Company shall so request, independent public accountants, all at the expense of such Lender or, if applicable, the Administrative Agent and at such reasonable times during normal business hours, upon reasonable advance notice to the Company and on only one occasion during any fiscal year; provided that when a Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours, as often as may be reasonably desired and without advance notice.
SECTION 5.11.    Environmental Laws

SECTION 5.12.    Use of Proceeds. (a) The Borrowers shall use the proceeds of the Loans for (i) working capital, capital expenditures and other lawful corporate purposes, (ii) to consummate Acquisitions permitted hereunder and (iii) to repay and refinance outstanding indebtedness of the Company; and (b) the Company shall not permit Margin Stock to constitute 25% or more of the value of the assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any similar restriction, hereunder.
SECTION 5.13.    Guaranty. (a) The Company shall take all steps reasonably necessary to ensure that at all times (i) the Borrowers’ Obligations hereunder, along with Hedging Obligations and Banking Services Obligations, in each case excluding Excluded Swap Obligations, are guaranteed in accordance with the terms and conditions of the Guaranty by all Material Subsidiaries that are Domestic Subsidiaries and (ii) either (A) the Company and the Guarantors own at least 75% of the total assets as of the end of, and generated at least 75% of the revenue for, the period of four fiscal quarters ending on the last day of the fiscal quarter ended immediately prior to the date of determination for which financial statements have been delivered pursuant to Section 5.01(a) or (b), of the Company and its Subsidiaries on a consolidated basis (in each case excluding Excluded Subsidiaries); or (B) the Borrowers’ Obligations hereunder, along with Hedging Obligations and Banking Services Obligations, in each case excluding Excluded Swap Obligations, are guaranteed in accordance with the terms and conditions of the Guaranty by (1) Domestic Subsidiaries (excluding Excluded Subsidiaries) that, together with the Company, own at least 90% of the domestic assets as of the end of, and generated at least 90% of domestic revenue of the Company and its Domestic Subsidiaries (in each case excluding Excluded Subsidiaries) on a consolidated basis for, the period of four fiscal quarters ending on the last day of the fiscal quarter ended immediately prior to the date of determination for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (2) except to the extent such guaranty would (x) result in adverse tax consequences (other than insignificant consequences) for the Company or any Subsidiary or (y) be prohibited, impractical or disproportionately expensive under applicable law or the applicable joint venture agreement for any Subsidiary that is a foreign joint venture, each Material Subsidiary that is a Foreign Subsidiary; provided that at any time that the Company’s long-term senior unsecured public debt without third party credit enhancement (or, if no such debt is outstanding, corporate or similar ratings of the Company) has both a “BBB” or better rating by S&P and a “Baa2” or better rating by Moody’s and the Company has notified the Administrative Agent of such ratings, the only Subsidiaries that will be required to provide subsidiary guarantees will be those Subsidiaries that are guarantors of either (a) the Company’s 6-7/8% Senior Notes due 2020 or (b) one or more other Credit Facilities (as defined in the First Supplemental Indenture for the Senior Notes referred to in clause (a) above, regardless of whether such Senior Notes remain in effect) in a principal amount of $15,000,000 million or more. If the foregoing requires the addition of one or more Subsidiaries as Guarantors based on total assets as the end of a fiscal quarter and/or revenue during the period of four fiscal quarters ended as of the end of a fiscal quarter, then the addition of such Subsidiary or Subsidiaries as a Guarantor or Guarantors shall be consummated on or prior to the date upon which the Company’s delivery of the financial statements under Section 5.01 after the end of such fiscal quarter is due.
(a)    The Obligations of the Subsidiary Borrowers hereunder, along with Hedging Obligations and Banking Services Obligations, in each case excluding Excluded Swap Obligations, will be guaranteed by (i) the Company in accordance with the terms and conditions of Article X of this Agreement and (ii) subject to the proviso set forth in clause (a) above, except to the extent such guarantee would (A) result in adverse tax consequences (other than insignificant consequences) for the Company or any Subsidiary or (B) be prohibited, impractical or disproportionately expensive under applicable law or the applicable joint venture agreement for any Subsidiary that is a foreign joint venture, all Material Subsidiaries that are Foreign Subsidiaries in accordance with the terms and conditions of the Guaranty.
(b)    Nothing in this Section 5.13 or the entering into a Guaranty of a Swiss Obligor shall oblige a Swiss Obligor to make any payment in respect of a guaranty for any other Loan Party which is not (directly or indirectly) a wholly owned Subsidiary of such Swiss Obligor or a Subsidiary owned (directly or indirectly) by such Swiss Obligor and Persons which are not entities of the Company’s group unless such payments are limited to the amount of the freely disposable shareholder’s equity of such Swiss Obligor at the time of the enforcement of the obligations and liabilities under this this Section 5.13 or the Guaranty (“Limitation”). The freely disposable shareholder equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to such Swiss Obligor’s total shareholder equity less the total of (i) its aggregate share capital and (ii) its statutory reserves (including reserves for its own shares and revaluations as well as for intra-group loans not complying with market conditions) to the extent such reserves are not available for distribution at the time of the enforcement of the obligations and liabilities of such Swiss Obligor under this Section 5.13 or the Guaranty for the obligations under the Loan Documents of any other Loan Party which is not a subsidiary of such Swiss Obligor, which amount shall be (a) determined on the basis of an audited annual or interim balance sheet of each Swiss Obligor, (b) approved by the auditors of each Swiss Obligor as the distributable amount and (c) approved by a shareholders’ resolution of each Swiss Obligor in accordance with the provisions of the Swiss Code of Obligations.
(c)    To the extent any payment of a Swiss Obligor under a Guaranty is subject to Swiss Withholding Tax, the Swiss Obligor (i) shall (A) use its best endeavours to procure that the payment can be made without deduction of Swiss Withholding Tax by discharging the liability of such Tax by notification pursuant to applicable law rather than payment of the Tax, or (B) if the notification procedure pursuant to the preceding sentence (A) above does not apply, deduct the Swiss Withholding Tax at such rate (x) as in force from time to time, or (y) as provided by any applicable double tax treaties, from the respective amount to be paid and promptly pay any such Swiss Withholding Tax amount deducted to the Swiss Federal Tax Administration, and (C) provide the Administrative Agent with evidence that such notification to the Swiss Federal Tax Administration has been made or, as the case may be, such Swiss Withholding Tax deducted has been paid to the Swiss Federal Tax Administration, and (ii) shall use its best endeavours to procure that any person who is entitled to a full or partial refund of the Swiss Withholding Tax deducted (A) request a refund of the Swiss Withholding Tax under applicable law as soon as possible, and (B) pay to the Administrative Agent upon receipt any amount so refunded to cover any outstanding amount under a Guaranty being subject to the Limitation, but (iii), for the avoidance of doubt, shall not be required to gross up, indemnify or hold harmless any Lender for the deduction of Swiss Withholding Tax, if and to the extent such obligation to gross up, indemnify or hold harmless exists, in any amount that exceeds the Limitation.
(d)    Without limiting the foregoing, in connection with the addition of any Guarantor, the Company shall deliver, or cause to be delivered, to the Administrative Agent a joinder to the Guaranty (in the form contemplated thereby) pursuant to which such Guarantor agrees to be bound by the terms and provisions of thereof, such joinder to the Guaranty to be accompanied by appropriate corporate (or other organizational) resolutions, other corporate (or other organizational) documentation, legal opinions and such other documents as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
SECTION 5.14.    Swiss Non-Bank Rules. Each Swiss Borrower shall at all times comply with the Swiss Non-Bank Rules. For the purposes of this Section 5.14, (a) each Swiss Borrower shall assume that the aggregate number of Lenders under this Agreement which are Swiss Non-Qualifying Lenders is ten (10), and (b) no Default or Event of Default with respect to this Section 5.14 shall be deemed to exist due to any failure by any Swiss Borrower to comply with the Swiss Non-Bank Rules that arises from (i) an inaccurate representation and warranty by a Lender pursuant to Section 9.19, (ii) any assignment or participation by a Lender to a Person that is a Swiss Non-Qualifying Lender without the consent of the Company or (iii) any Lender ceasing to be a Swiss Qualifying Lender so long as (A) commencing promptly after the Company obtains Knowledge of such event, the Company and each Swiss Borrower take all reasonable steps to cause each Swiss Borrower to comply with the Swiss Non-Bank Rules, and (B) the Company agrees to indemnify each Lender for any loss, cost or expense such Lender may incur as a result of any violation of the Swiss Non-Bank Rules.
ARTICLE VI

NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated,

been collateralized or otherwise been covered by a letter of credit as permitted herein and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 6.01.     Limitation on Liens.
(j)    any Lien existing on property of the Company or any Specified Subsidiary on the Effective Date and set forth in Schedule 6.01;
(k)    any Lien created under any Loan Document;
(l)    Liens for taxes, fees, assessments or other governmental charges which are not delinquent for more than 60 days or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 5.07; provided that no notice of lien has been filed or recorded under the Code;
(m)    Liens arising in the ordinary course of business (such as Liens of carriers, warehousemen, mechanics, landlords, materialmen, repairmen and similar Liens imposed by law) and that are not delinquent for more than 90 days or remain payable without penalty or that are being contested in good faith and by appropriate action, which action has the effect of preventing the forfeiture or sale of the property subject thereto;
(n)    Liens (other than any Lien imposed by ERISA) incurred in the ordinary course of business in connection with workers’ compensation, unemployment compensation and other types of social security;
(o)    Liens on the property of the Company or any Specified Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety, performance and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate action, which action has the effect of preventing the forfeiture or sale of the property subject thereto;
(p)    attachments, appeal bonds, judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default and in the aggregate do not at any time exceed $50,000,000;
(q)    leases, subleases, licenses or sublicenses granted to others in the ordinary course of business, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens that, in the aggregate, do not materially (i) detract from the value of the property subject thereto or (ii) interfere with the ordinary conduct of the businesses of the Company and its Specified Subsidiaries;
(r)    Liens on assets of a Person immediately prior to its being consolidated with or merged into the Company or a Specified Subsidiary or otherwise becoming a Specified Subsidiary; provided that such Liens were not created in anticipation thereof;
(s)    Liens on deposit accounts or other funds maintained with a depositary institution arising (i) solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies or (ii) in the ordinary course of business in connection with intercompany cash pooling, interest set off and/or sweeping arrangements; provided that, in each case, no funds in such a deposit account or otherwise maintained with a depositary institution constitute dedicated cash collateral, are subject to restrictions against access by the Company or the applicable Specified Subsidiary in excess of those set forth by regulations promulgated by the FRB or are intended by the Company or any Specified Subsidiary to provide collateral to the depository institution;
(t)    Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit are issued;
(u)    Liens securing obligations in respect of Capital Leases or Synthetic Lease Obligations, in each case on assets subject to such leases and documents directly related thereto, provided that such leases are otherwise permitted hereunder;
(v)    any Lien on property existing at the time of acquisition of such property by the Company or a Specified Subsidiary, or Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Specified Subsidiary or to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 90 days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred or guaranteed for the purpose of financing the cost to the Company or a Specified Subsidiary of the construction of, or improvements to, such acquired property; provided, in each case, that (i) no such Lien shall at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof (except that separate financings provided by one Person and affiliates thereof may be cross-collateralized so long as all such financings are permitted hereunder) and (ii) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(w)    any extension, refinancing renewal, substitution or replacement of or for any of the foregoing Liens to the extent that the aggregate principal amount of the Indebtedness or other obligation or liability secured by the applicable Lien shall not be increased; provided that the Lien securing such Indebtedness or other obligation or liability shall not extend to or cover additional assets (it being understood that a Lien covering all assets of a particular type, such as “all inventory”, may cover additional assets of the relevant type);
(x)    Liens arising in connection with Securitization Transactions to the extent permitted hereunder;
(y)    Liens on assets in order to secure defeased and/or discharged indebtedness;
(z)    other Liens (in addition to those described above or below) securing obligations not exceeding, at the time of incurrence, the greater of $75,000,000 and 5% of Consolidated Total Assets of the Company and its Subsidiaries at the end of the then most recently ended fiscal quarter for which financial statements are available; and
(aa)    options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments.
Any Lien permitted above on any property may extend to the identifiable proceeds thereof.
SECTION 6.02.    Disposition of Assets. The Company shall not, and shall not permit any Specified Subsidiary to, directly or indirectly, sell, lease, convey, transfer or otherwise dispose of (any such transaction, excluding for the avoidance of doubt (i) any transfer of cash, cash equivalents or marketable securities in the ordinary course of business, (ii) any payment of cash or cash equivalents as consideration for any Acquisition or other transaction that does not conflict with this Agreement, (iii) any issuance by a Person of its own equity interests, (iv) any transfer for security purposes that is permitted by Section 6.01 and any disposition that is permitted by Section 6.08 and (v) any casualty loss, governmental taking or similar disposition, collectively, a “Disposition”) (whether in one or a series of related transactions) any property (including accounts and notes receivable, with or without recourse, and the sale of the stock or other equity interests of any Subsidiary) or enter into any agreement to do any of the foregoing, except:
(e)    Dispositions of inventory, or used, worn-out, obsolete or surplus equipment and other assets, all in the ordinary course of business;
(f)    Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
(g)    Dispositions of assets received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(h)    so long as no Default or Event of Default exists or would result therefrom (i) Dispositions by the Company or any Specified Subsidiary to the Company or any Specified Subsidiary and (ii) Dispositions of assets between and among the Company and its Wholly-Owned Subsidiaries and the Disposition of assets from any other Subsidiary to the Company or a Wholly-Owned Subsidiary of the Company; provided that in the case of Dispositions pursuant to clause (ii), the Company shall be in pro forma compliance with Section 5.13 after giving effect thereto (to the extent such Section is applicable);
(i)    Dispositions of accounts receivable, lease receivables and similar rights and related assets, in connection with Securitization Transactions;
(j)    grants of non-exclusive and partially exclusive licenses in intellectual property;
(k)    any sale by the Company of its treasury stock;
(l)    Dispositions to effectuate tax reorganizations otherwise permitted by Section 6.06; and
(m)    Dispositions not otherwise permitted hereunder which are made for fair market value; provided that at the time of any such Disposition, (i) no Default or Event of Default shall exist or shall result after giving effect to such Disposition and (ii) the aggregate consideration for all assets sold or otherwise disposed of by the Company and its Subsidiaries, together, shall not exceed (x) in any fiscal year 15% of Consolidated Total Assets as of the beginning of such fiscal year or (y) during the term of this Agreement, $583,176,300.
SECTION 6.03.        Consolidations and Mergers. The Company shall not, and shall not permit any Specified Subsidiary to, merge with or consolidate into any Person, except:
(g)    the Company or any Specified Subsidiary may merge with or consolidate into any Person, provided that (i) at the time of such merger or consolidation, no Default or Event of Default shall exist or result after giving effect to the consummation of such merger or consolidation, (ii) if such transaction involves the Company, the Company shall be the continuing or surviving corporation, (iii) subject to the preceding clause (ii), if such transaction involves a Subsidiary Borrower, such Subsidiary Borrower shall be the continuing or surviving Person, (iv) subject to the last paragraph of this Section 6.03, if such transaction involves a Specified Subsidiary (and does not involve the Company), a Specified Subsidiary shall be the continuing or surviving Person and (v) subject to the last paragraph of this Section 6.03, if such transaction involves a Wholly-Owned Specified Subsidiary (and does not involve the Company), a Wholly-Owned Specified Subsidiary shall be the continuing or surviving Person;
(h)    any Specified Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another Wholly-Owned Specified Subsidiary or as otherwise permitted by Section 6.02.
In addition, any Disposition that would be permitted by Section 6.02 may also be accomplished via a merger or consolidation of a Specified Subsidiary and such merger or consolidation shall be permitted pursuant to this Section 6.03.
SECTION 6.04.        Acquisitions. The Company shall not, and shall not permit any Subsidiary to, make any Acquisition unless (a) in the case of the Acquisition of a Person, such Acquisition has been approved by the board of directors (or similar governing body) of such Person and/or its equity owner(s), as applicable, (b) the Person to be acquired is in, or the assets to be acquired are for use in, the same or a similar line of business as the Company and its Subsidiaries or a reasonable extension thereof, (c) before and after giving effect to such Acquisition, no Default or Event of Default shall exist and (d) after giving effect to such Acquisition, the Company shall be in pro forma compliance (as determined as of the last day of the most recent fiscal quarter for which the financial results or other amounts included in the covenant calculations in Section 6.10 are available for the Company and for the target Person or assets) with the financial covenants set forth in Section 6.10.

SECTION 6.05.    Limitation on Specified Subsidiary Indebtedness. The Company shall not permit any Specified Subsidiary to create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:
(a)    Indebtedness (and undrawn commitments therefor) existing on the Effective Date and set forth on Schedule 6.05;
(b)    Indebtedness owed to GE Commercial Distribution Finance Corporation, GE Commercial Finance Canada, Wells Fargo & Company and, in each case, their respective Affiliates, successors and assigns in connection with dealer and/or distributor floor plan financing facilities;
(c)    Indebtedness owed to the Company or another Specified Subsidiary;
(d)    Indebtedness secured by Liens permitted by Section 6.01(i), (l), (m) or (q);
(e)    Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearing house arrangements and other cash management and similar arrangements, in each case in the ordinary course of business;
(f)    Indebtedness of a Person acquired in connection with a permitted Acquisition that was not incurred in contemplation thereof;

(g)    Indebtedness under the Existing Credit Agreement so long as such Indebtedness is repaid concurrently with the making of the initial Credit Events hereunder;
(h)    refinancings, extensions or renewals of any of the foregoing Indebtedness to the extent the principal amount thereof is not increased (including extensions, renewals or replacements of guarantees in respect of such Indebtedness as so refinanced, extended or renewed) and so long as the material terms applicable to such refinanced Indebtedness are no less favorable to the applicable Specified Subsidiary, taken as a whole, than the material terms in effect immediately prior to such refinancing;
(i)    Securitization Obligations to the extent permitted by Section 6.09;
(j)    Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;
(k)    Guaranty Obligations of a Specified Subsidiary with respect to any Indebtedness or other obligations of any of its Subsidiaries;
(l)    Indebtedness under the Loan Documents;
(m)    guarantees of unsecured notes issued by the Company from time to time in an aggregate principal amount not at any time exceeding the amount permitted by Section 6.10; and
(n)    other Indebtedness (in addition to Indebtedness permitted by the other Sections of this Section 6.05) so long as (x) no Default or Event of Default shall have occurred or be continuing both before and immediately after giving effect to the incurrence of any such Indebtedness and (y) the aggregate outstanding principal amount of such other Indebtedness does not at any time exceed, at the time of incurrence of such Indebtedness, (A) in the case of all Specified Subsidiaries, the greater of $140,000,000 and 20% of Consolidated Net Worth as of the last day of the most recently ended fiscal quarter for which financial statements are available and (B) so long as any Subsidiary is required to be a Guarantor pursuant to Section 5.13(a), in the case of Specified Subsidiaries that are not Guarantors, the greater of $70,000,000 and 10% of Consolidated Net Worth as of the last day of the most recently ended fiscal quarter for which financial statements are available.
SECTION 6.06.    Transactions with Affiliates. The Company shall not, and shall not permit any Specified Subsidiary to, enter into any transaction with any Affiliate of the Company (other than a Specified Subsidiary or a Loan Party or a Wholly-Owned Subsidiary of the Company), except upon fair and reasonable terms no less favorable to the Company, or such Specified Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Specified Subsidiary, except for the following:
(a)    the Company or any Specified Subsidiary may make equity contributions, and/or intercompany loans that have below market interest rates, to any Subsidiary that is not a Specified Subsidiary so long as (i) the Company remains in compliance with Section 5.13 and (ii) any such intercompany loan is payable upon demand;
(b)    subject to Sections 5.13 and 6.03, reorganizations of Subsidiaries consummated for the purpose of reducing tax obligations of the Company and its Subsidiaries, so long as the aggregate value of assets owned by the Company and its Domestic Subsidiaries is not materially decreased as a result thereof;

(c)    sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost;
(d)    any Disposition permitted under Section 6.02, any transaction permitted under Section 6.03 and any Restricted Payment permitted under Section 6.08; and
(e)    transactions effected as part of a Securitization Transaction permitted hereunder.
SECTION 6.07.    ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; or (b) engage in a transaction that could be reasonably expected to be subject to Section 4069 or 4212(c) of ERISA, in the case of each of the foregoing clauses (a) and (b) to the extent such transaction or violation could reasonably be expected to result in a Material Adverse Effect.
SECTION 6.08.    Limitation on Dividends and Stock Redemptions. The Company shall not, and shall not permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any capital stock of the Company or any Subsidiary or any warrant, option or other right in respect thereof, except (a) any Subsidiary may declare and pay dividends to, or repurchase its capital stock from, the Company or another Subsidiary (except that no Subsidiary that is a Guarantor may declare or pay any dividend to, or purchase its capital stock from, a Subsidiary that is not a Guarantor); (b) the Company may purchase shares of its capital stock pursuant to the requirements of its employee benefit plans; and (c) the Company and any Subsidiary may declare and pay cash dividends and repurchase additional shares of its capital stock or warrants, options or other rights in respect thereof (any of the foregoing actions described in this clause (c), a “Restricted Payment”) so long as (i) no Default or Event of Default exists or would result from such Restricted Payment and (ii) after giving effect to such Restricted Payment, the Pro Forma Average Leverage Ratio will not exceed 3.50 to 1.0; provided that if after giving effect to any Restricted Payment, the Pro Forma Average Net Leverage Ratio would be (A) greater than 2.00 to 1.0 but less than or equal to 3.00 to 1.0, then the Company may not make any Restricted Payment if, after giving effect thereto, the aggregate amount of all Restricted Payments made in the then-current fiscal year would exceed $150,000,000; and (B) greater than 3.00 to 1.0, then the Company may not make any Restricted Payment other than (1) ordinary quarterly dividends declared and paid by the Company in the ordinary course of business, (2) purchases and redemptions of the Company’s stock in connection with director and employee stock programs or similar benefit arrangements in the ordinary course of business and (3) purchases and redemptions of the Company’s stock pursuant to stock repurchase programs approved by the Company’s board of directors and publicly announced at a time that the Pro Forma Average Net Leverage Ratio did not exceed 3.00 to 1.0 (but if, at the time of such approval and announcement, the Pro Forma Average Net Leverage Ratio was greater than 2.00 to 1.0, subject to clause (A) above). For purposes of this Section 6.08, the “Pro Forma Average Leverage Ratio” and the “Pro Forma Average Net Leverage Ratio” shall mean the Average Leverage Ratio and the Average Net Leverage Ratio, respectively, as of the last day of the most recently-ended Computation Period for which financial statements are available, in each case adjusted by adding back to Total Funded Debt (for each of the most recently ended four fiscal quarters in such Computation Period) in the calculation of the applicable ratio all Restricted Payments made since the last day of such Computation Period.

SECTION 6.09.    Off Balance Sheet Transactions. The Company shall not, and shall not permit any Subsidiary to, incur (a) any Securitization Obligations that are not reflected as liabilities on the Company’s consolidated balance sheet, (b) any Synthetic Lease Obligations that are not reflected as liabilities on the Company’s consolidated balance sheet or (c) any other obligations in respect of “off-balance sheet” transactions if, at the time of such incurrence, the total of (i) all such Securitization Obligations and Synthetic Lease Obligations and (ii) the principal amount of all such other obligations would exceed 15% of Consolidated Total Assets.

SECTION 6.10.    Financial Covenants.
(c)    Minimum Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio for any Computation Period ending on the last day of any fiscal quarter to be less than 3.00 to 1.0.
(d)    Maximum Average Leverage Ratio. The Company shall not permit the Average Leverage Ratio for any Computation Period ending on the last day of any fiscal quarter to exceed 3.50 to 1.0, provided, that (i) the Company may, by written notice to the Administrative Agent for distribution to the Lenders and not more than two times during any five consecutive year term of this Agreement, elect to increase the maximum Average Leverage Ratio permitted under this Section 6.10(b) to (x) 4.00 to 1.0 as of the end of each of the first two (2) periods of four consecutive fiscal quarters ending on or after the date of an acquisition (such periods, the “Specified Periods”) and (y) 3.75 to 1.0 as of the end of the two (2) periods of four consecutive fiscal quarters ending immediately following the Specified Periods, if the aggregate consideration paid or to be paid in respect of such acquisition is equal to or greater than $100,000,000 (any such four consecutive periods of four consecutive fiscal quarters following such an acquisition, an “Adjusted Covenant Period”) and (ii) in connection with any such election, the Company shall have delivered to the Administrative Agent, at least five business days prior to consummating such Acquisition, notice of such Acquisition and pro forma calculations (in form and detail reasonably satisfactory to the Administrative Agent) demonstrating compliance with the maximum Average Leverage Ratio required by the foregoing clause (i) (it being understood and agreed that (A) the Company may not elect an Adjusted Covenant Period for at least two (2) fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to the foregoing clause (i) and (B) at the end of an Adjusted Covenant Period, the maximum Average Leverage Ratio permitted under this Section 6.10(b) shall revert to 3.50 to 1.0 as of the end of each subsequent fiscal quarter unless and until another Adjusted Covenant Period is elected pursuant to the terms and conditions described above).
SECTION 6.11.    Hedging Agreements. The Company shall not, and shall not permit any Specified Subsidiary to, enter into any Hedging Agreement except for Hedging Agreements that hedge against bona fide business risks (and that are not for speculation).
SECTION 6.12.    OFAC and Anti-Corruption Laws.
(e)    The Company shall not, and shall ensure that none of its controlled affiliated companies will, directly or, to the Company’s Knowledge, indirectly use the proceeds of Credit Events hereunder:
(ii)    in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;
(iii)    to fund or finance any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, in either case, to the extent such activities, business or transaction would violate Sanctions (assuming, for purposes of this covenant only, that each Foreign Subsidiary Borrower were a Domestic Subsidiary for purposes of determining its compliance with Sanctions); or

(iv)    in any other manner that will result in liability to the Administrative Agent or any Lender under any applicable Sanctions or a breach by the Administrative Agent or any Lenders of any Sanctions.
(f)    The Company shall not, and shall ensure that none of its controlled affiliated companies will, use funds or assets obtained directly or, to the Company’s Knowledge, indirectly from transactions with or from (i) Designated Persons or (ii) any Sanctioned Country, in either case, in violation of Sanctions (assuming, for purposes of this covenant only, that each Foreign Subsidiary Borrower were a Domestic Subsidiary for purposes of determining its compliance with Sanctions), to pay or repay any amount owing to the Administrative Agent or any Lender under any Loan Document.
(g)    The Company shall, and shall ensure that each of its controlled affiliated companies will:
(i)    conduct its business in compliance with Anti-Corruption Laws in all material respects;
(ii)    maintain policies and procedures designed to promote and achieve compliance in all material respects with Anti-Corruption Laws; and
(iii)    have reasonable controls and safeguards in place designed to prevent any proceeds of any Credit Event hereunder from being used contrary to the representations and undertakings set forth herein.
(h)    The negative covenants in this Section 6.12 shall not be made by any German Borrower insofar as they would violate or expose any German Borrower or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)).
(i)    The negative covenants in this Section 6.12 given by any Borrower to any Lender that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 German Foreign Trade Act (Außenwirtschaftsgesetz) are made only to the extent that any Lender domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 German Foreign Trade Act (Außenwirtschaftsgesetz) would be permitted to make such undertakings pursuant to EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV).
ARTICLE VII

EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(n)    Non-Payment. A Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.

(o)    Representation or Warranty. Any representation or warranty by a Borrower or any Specified Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other writing furnished by a Borrower, any Subsidiary or any Responsible Officer at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.
(p)    Specific Defaults. The Company fails to perform or observe any term, covenant or agreement (i) contained in Section 6.01 and such failure continues unremedied for five Business Days after a Responsible Officer has Knowledge thereof or (ii) contained in Section 5.03(a), Section 5.12 or in any other provision of Article VI not referred to above in the preceding clause (i).
(q)    Other Defaults. A Borrower fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrowers by the Administrative Agent or any Lender.
(r)    Cross-Default. A Borrower or any Specified Subsidiary (i) fails to make any payment in respect of any Indebtedness (excluding Indebtedness owed to the Company or any Subsidiary) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation referred to in the preceding clause (i), and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or Contingent Obligation or beneficiary or beneficiaries of such Indebtedness or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded. Notwithstanding the foregoing, none of the following events shall constitute an Event of Default under this clause (e) of Article VII unless such event results in the acceleration of other Indebtedness of a Borrower or any Specified Subsidiary in an aggregate principal amount of more than $50,000,000: (i) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness or (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, in each case pursuant to Indebtedness of an acquired business.
(s)    Insolvency; Voluntary Proceedings. A Borrower or any Specified Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any organizational action to authorize, or in furtherance of, any of the foregoing.

(t)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Specified Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Specified Subsidiary’s properties, and, except if a bankruptcy is declared (faillissement is uitgesproken) under the Dutch Bankruptcy Act (Faillissementswet), any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Specified Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Specified Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.
(u)    Foreign Borrowers. Without prejudice to any other provisions of this Article VII, (i) any of the following occurs in respect of a Swiss Borrower: the occurrence of any event or procedure in relation to a Swiss Borrower which is analogous to those listed in the clauses (a), (f) and (g) of this Article VII above including, inter alia “Zahlungsunfähigkeit” (inability to pay its debts), “Zahlungseinstellung” (suspending making payments), “hälftiger Kapitalverlust” or “Überschuldung” within the meaning of art. 725 and art. 820 para. 1 of the Swiss Federal Code of Obligations (CO) (half of the share capital and the legal reserves not covered; over-indebtedness, i.e. liabilities not covered by the assets), duty of filing of the balance sheet with the judge due to over-indebtedness or insolvency pursuant to art. 725a and art. 820 para. 1 CO, “Konkurseröffnung und Konkurs” (declaration of bankruptcy and bankruptcy), “Nachlassverfahren” (composition with creditors) including in particular “Nachlassstundung” (moratorium) and proceedings regarding “Nachlassvertrag” (composition agreements) and “Notstundung” (emergency moratorium), proceedings regarding “Fälligkeitsaufschub” (postponement of maturity), “Konkursaufschub / Gesellschaftsrechtliches Moratorium” (postponement of the opening of bankruptcy; moratorium proceedings) pursuant to art. 725a or art. 820 para. 2 CO, notification of the judge of a capital loss or over-indebtedness under these provisions and “Auflösung / Liquidation” (dissolution/liquidation) or (ii) with respect to a Subsidiary Borrower or a Specified Subsidiary, in each case having its center of main interest (in the meaning of section 3 of the German Insolvency Code (Insolvenzordnung) or article 3 para. 1 of Council Regulation (EC) No. 1346/2000 of May 29, 2000 (as amended or superseded from time to time, e.g., pursuant to Regulation (EU) No 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings))) in Germany, also (A) a Person making an application for the opening of insolvency proceedings for the reasons set out in sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) (Antrag auf Eröffnung eines Insolvenzverfahrens) or any competent court taking actions pursuant to section 21 of the German Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen) unless, in case of an application for the opening of insolvency proceedings by any Person (other than the Company or any of its Subsidiaries or the Company’s direct or indirect shareholders), such application is dismissed by the competent court (for any reason other than for lack of assets (mangels Masse)) or successfully withdrawn by such Person, in each case within 21 days after such application; (B) such Subsidiary Borrower or Specified Subsidiary is unable to pay its debts as they fall due (Zahlungsunfähigkeit), or is over indebted (Überschuldung), or is threatened with insolvency (drohende Zahlungsunfähigkeit) within the meaning of Sections 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung).
(v)    ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 303(k) of ERISA; or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan that gives rise to withdrawal liability to Multiemployer Plans, and in each such case under this clause (i) of Article VII such event or circumstance could reasonably be expected to result in a Material Adverse Effect.
(w)    Monetary Judgments. One or more final judgments, final orders, decrees or arbitration awards is entered against the Company or any Specified Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $50,000,000 or more (determined after allowance for the application of any insurance proceeds to such judgment or order), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.
(x)    Change of Control. Any Change of Control occurs.
(y)    Guarantor Default. Any Guarantor fails (subject to any applicable grace period) in any material respect to perform or observe any term, covenant or agreement in any applicable Guaranty; or, except as otherwise permitted herein, any Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated with respect to any Guarantor.
(z)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all Obligations (other than any contingent indemnification or similar obligation that is not due and payable), ceases to be in full force and effect with respect to any Loan Party; any Loan Party contests in any manner the validity or enforceability of any Loan Document, denies that it has any or further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any Loan Document (in each case other than as permitted hereunder).
then, and in every such event (other than an event with respect to any Borrower described in clause (f), (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (f), (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII

The Administrative Agent
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; provided, no such delegation shall serve as a release of the Administrative Agent or waiver by any Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any

such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with (and, so long as no Default shall then exist, the consent of, such consent not to be unreasonably withheld) the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.
None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or other means permitted hereunder (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to any Borrower, to it c/o Briggs & Stratton Corporation, 12301 W. Wirth Street, Wauwatosa, Wisconsin 53222, Attention: Mark Schwertfeger, Senior Vice President & Chief Financial Officer (Telecopy No. (414) 975-1716; Telephone No. (414) 479-8019, with a copy to, in the case of any notice of Default or Event of Default, Briggs & Stratton Corporation, 12301 W. Wirth Street, Wauwatosa, Wisconsin 53222, Attention: Kathryn M. Buono, Vice President, General Counsel and Secretary (E-mail address buono.kathryn@basco.com; Telephone No. (414) 259-5308);
(ii)    if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars (other than Designated Loans), to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Muoy Lim (Telecopy No. (844) 490-5663; Email jpm.agency.cri@jpmorgan.com), (B) in the case of Borrowings denominated in Foreign Currencies and Designated Loans, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360; Email loan_and_agency_london@jpmorgan.com), and in each case with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, 9th Floor, Chicago, Illinois 60603, Attention of Richard Barritt, Telecopy No. (312) 386-7633 and (C) in the case of a notification of the DQ List, to JPMDQ_Contact@jpmorgan.com;
(iii)    if to an Issuing Bank, to it at (a) JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Abhishek Singh (Telecopy No. (214) 307-6874; Email Chicago.LC.Agency.Activity.Team@JPMChase.com) or (b) in the case of any other Issuing Bank, to it at the address and telecopy number specified from time to time by such Issuing Bank to the Company and the Administrative Agent;
(iv)    if to JPMorgan in its capacity as a Swingline Lender, to it at (a) JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Muoy Lim (Telecopy No. (844) 490-5663; Email jpm.agency.cri@jpmorgan.com) or (b) in the case of any other Swingline Lender, to it at the address and telecopy number specified from time to time by such Swingline Lender to the Company and the Administrative Agent; and
(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Electronic Systems.
(i)    The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02.    Waivers; Amendments. (o) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(p)    Except as provided in Section 2.25 with respect to the extension of the Maturity Date, and as provided in Section 2.20 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waivers or amendments with respect to the application of a default rate of interest pursuant to Section 2.13(c)), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date) or (vi) release (x) the Company from its obligations under Article X (other than with respect to any Borrower ceasing to be a Borrower in accordance with this Agreement) or (y) release all or substantially all of the Guarantors from their obligations under the Guaranty (other than pursuant to a ratings-based release of guarantees or otherwise in accordance with the terms of Section 5.13 hereof), in each case, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be (it being understood that any change to Section 2.24 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lenders). Notwithstanding the foregoing, (A) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification, and (B) as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each

Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
(q)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(r)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(s)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency (and the Administrative Agent shall notify the Lenders of any such amendment, modification or supplement to this Agreement).
SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (f) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel (and one additional local counsel in each applicable jurisdiction) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, in advance of contacting outside counsel of the Administrative Agent regarding matters concerning the administration of this Agreement in respect of which the Administrative Agent will expect to be reimbursed by the Company, the Administrative Agent will notify the Company of its intent to contact such outside counsel, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel as the Administrative Agent or any Lender or group of Lenders reasonably determines are necessary to avoid actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document at any time during a Default, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations during an Event of Default in respect of such Loans or Letters of Credit.
(g)    The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, as and when incurred by any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, or the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Persons, (b) a dispute among the Lenders not arising from an act or omission of the Company or any of its Affiliates (other than a dispute involving a claim against an Indemnitee for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the credit facility evidenced by this Agreement, except, with respect to this clause (b), to the extent such acts or omissions are determined by a court of competent jurisdiction by final and non-appealable judgment to have constituted the gross negligence or willful misconduct of such Indemnitee in such capacity) or (c) such Indemnitee’s or any of its Related Indemnified Persons’ material breach of the Loan Documents (as determined pursuant to a claim asserted by the Company, whether as a claim, counterclaim or otherwise). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. For purposes of this Section 9.03(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlled affiliate of such Indemnitee, (2) the respective directors, managers, officers and employees of such Indemnitee and of its controlled affiliates and (3) the respective agents of such Indemnitee and its controlled Affiliates, in the case of this clause (3), acting at the express instructions of such Indemnitee or such controlled Affiliate; provided that each reference to a controlled affiliate, director, manager, officer or employee in this sentence pertains to a controlled affiliate, director, manager, officer or employee involved in the structuring, arrangement, negotiation or syndication of the credit facilities evidenced by this Agreement and/or the consummation of the transactions contemplated by the Loan Documents.
(h)    To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section,

each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or such Swingline Lender, each in their capacity as such.
(i)    To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than for direct or actual damages determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan, any Letter of Credit or the use of the proceeds thereof.
(j)    All amounts due under this Section shall be payable not later than 30 days after written demand therefor accompanied by a reasonably detailed calculation of the amount demanded.
SECTION 9.04.    Successors and Assigns. (e) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, it being understood that in the case of any assignment that requires the Company’s consent, without limiting any other factors that may be reasonable, it shall be reasonable for the Company to consider a proposed assignee’s right to require reimbursement for increased costs when determining whether to consent to such an assignment) of:
(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), provided that no consent of the Company shall be required (but notice to the Company shall be required) for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent;
(C) the Issuing Banks; and
(D) the Swingline Lenders.
(ii)    Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Company described in Section 108(e)(4) of the Code;
(F) the assignee shall not be the Company or any Subsidiary or Affiliate of the Company; and
(G) any assignment or transfer to or assumption by any Person of all or a portion of a Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments or Loans) with respect to a Dutch Borrower shall only be permitted if such Person is a Dutch Non-Public Lender.

Notwithstanding anything to the contrary in this Section 9.04 or elsewhere in this Agreement, the consent of each Swiss Borrower shall, so long as no Event of Default has occurred and is continuing, be required (such consent not to be unreasonably withheld or delayed) for an assignment or participation to an assignee or Participant that is a Swiss Non-Qualifying Lender; provided, however, that such a consent shall not be required by any Swiss Borrower, if, taking into consideration the contemplated assignment or participation, the number of Lenders or Participants, as applicable, that are Swiss Non-Qualifying Lenders, does not exceed ten (10).
For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or the Parent of any Defaulting Lender, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of the Company, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the Company described in Section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or in clause (i) of Section 9.04(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such

Participant agrees, for the benefit of the Company, to comply with Section 2.17(d) and (g) as though it were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e) Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any

Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
(iv)    The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.
(v)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their terms as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, promptly after any such set off and application, such Lender or Affiliate shall give notice thereof to the Company. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (j) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(k)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(l)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(m)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Swingline Lenders, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as if they were parties hereto), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required (i) by applicable laws or regulations or (ii) by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on and subject to the terms of this clause (f)(i)) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (A) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the written consent of the Company or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company or any of its Subsidiaries that the Administrative Agent, such Issuing Bank or such Lender, as applicable, reasonably believes is not prohibited from disclosing such information to such party in violation of a duty of confidentiality to the Company or any of its Subsidiaries. In the event of disclosure pursuant to clause (c)(ii) above, the applicable disclosing Person shall, (x) to the extent not prohibited by applicable law, rule or regulation, as promptly as practicable notify the Company in writing of such required disclosure, (y) so furnish only that portion of the Information which such disclosing Person reasonably determines (which may be in reliance on the advice of legal counsel) it is legally required to disclose and (z) use commercially reasonable efforts to ensure that any such Information so disclosed is accorded confidential treatment. For the purposes of this Section, “Information” means all information which is received from or on behalf of the Company relating to the Company, its Subsidiaries or Affiliates or their respective business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than a reasonable degree of care.
Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing contained in this Agreement shall be deemed to prohibit the Administrative Agent, any Swingline Lender, any Issuing Bank or any Lender from disclosing Information in any manner subject to protection under any foreign, federal, state or local whistleblower law.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE

COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW AND AGREES TO UPDATE SUCH CREDIT CONTACT BY NOTICE TO THE COMPANY AND THE ADMINISTRATIVE AGENT FROM TIME TO TIME AS NECESSARY TO CAUSE THE FOREGOING REPRESENTATION TO BE TRUE AT ALL TIMES.
SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.
SECTION 9.14.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.16.    Attorney Representation. If a Dutch Borrower is represented by an attorney in connection with the signing and/or execution of the Agreement and/or any other Loan Document it is hereby expressly acknowledged and accepted by the parties to the Agreement and/or any other Loan Document that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.
SECTION 9.17.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(e)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(f)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 9.18.    Releases of Guarantors.
(i)    A Guarantor shall automatically be released from its obligations under the Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(j)    Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Guarantor from its obligations under the Guaranty if such Guarantor is no longer obligated to be a Guarantor pursuant to Section 5.13 hereof.
(k)    At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Hedging Agreement or any Banking Services Agreement, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (except those that are Cash Collateralized), the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
SECTION 9.19.    Confirmation of Lender’s Status as Swiss Qualifying Lender. Each Lender represents and warrants to the Borrowers that, on the date of this Agreement (or, if later, the date such Lender becomes a party hereto), unless notified in writing to the Company and the Administrative Agent prior to the Effective Date (or such later date), it is a Swiss Qualifying Lender and has not entered into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender. Any Person that shall become a successor, assign or Participant with respect to any Lender pursuant to this Agreement shall be deemed to have represented and warranted that it is a Swiss Qualifying Lender and has not entered into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender or, if not, such Person accounts as one single creditor for purposes of the Swiss Non-Bank Rules. Each Lender shall promptly notify the Company and the Administrative Agent if for any reason it ceases to be a Swiss Qualifying Lender and/or it enters into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender.
ARTICLE X

Company Guarantee
In order to induce the Lenders to extend credit to the other Borrowers hereunder or to any of the Company’s Subsidiaries under Hedging Agreements and Banking Services Agreements, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due, subject to the notice provisions contained in this Article X, of the Obligations and the Specified Ancillary Obligations (collectively, the “Guaranteed Obligations”). The Company further agrees that the due and punctual payment of such Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Guaranteed Obligation. For the avoidance of doubt and notwithstanding any provision hereof to the contrary, (i) the Guaranteed Obligations shall in no event be broader than the performance of the related Obligations or Specified Ancillary Obligations in accordance with their terms and (ii) nothing contained in this Article X shall affect or otherwise impair any rights (including rights of setoff or counterclaim) that the applicable Borrower or Subsidiary may have against any holder of Guaranteed Obligation under the applicable Hedging Agreement and/or Banking Services Agreement, as applicable, by reason of any action or failure to act of such holder thereunder (including, without limitation, any breach or default of such holder under the related Hedging Agreement or Banking Services Agreement).
The Company waives presentment to, demand of payment from and protest to any Subsidiary of any of the Guaranteed Obligations, and also waives, other than as set forth in this Article X, notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company under this Article X shall not be affected by: (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or otherwise; (b) any extension or renewal of any of the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or any other agreement (other than to the extent provided for in any express, written release, amendment, modification or waiver with respect to any of this Article X made in accordance with Section 9.02); (d) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Guaranteed Obligations; (g) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Guaranteed Obligations, for any reason related to this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Subsidiary or any other Person.
The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations or otherwise.
The Company further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored by the Administrative Agent, any Issuing Bank or any Lender upon the bankruptcy or reorganization of any Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Subsidiary to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, promptly but in any event within two (2) Business Days following receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of the Guaranteed Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Guaranteed Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Guaranteed Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Guaranteed Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations owed by such Subsidiary.
The Company hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor to honor all of its obligations under the Guaranty in respect of Specified Hedging Obligations (provided, however, that the Company shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Company intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment in cash of the Guaranteed Obligations.

[Signature Pages Follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRIGGS & STRATTON CORPORATION, as the Company

By /s/ Mark A. Schwertfeger
Name: Mark A. Schwertfeger
Title: Senior Vice President and Chief Financial Officer

BRIGGS & STRATTON AG, as a Borrower

By /s/ Mark A. Schwertfeger
Name: Mark A. Schwertfeger
Title: Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as a Swingline Lender, as an Issuing Bank and as Administrative Agent

By /s/ Richard Barritt
Name: Richard Barritt
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender, as a Swingline Lender, as an Issuing Bank and as Syndication Agent

By /s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Senior Vice President

BMO HARRIS BANK, N.A., as a Documentation Agent and as a Lender

By /s/ Thomas Bickelhaupt
Name: Thomas Bickelhaupt
Title: Vice President

Signature Page to Amended and Restated Multicurrency Credit Agreement
Briggs & Stratton Corporation

BANK OF AMERICA, N.A., individually as a Lender, as an Issuing Bank and as a Documentation Agent

By /s/ Katherine L. Plotner
Name: Katherine L. Plotner
Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By /s/ Mark Holm
Name: Mark Holm
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By /s/ Chris Hermann
Name: Chris Hermann
Title: Senior Vice President

BANK OF THE WEST, as a Lender

By /s/ David Wang
Name: David Wang
Title: Director

BRANCH BANKING AND TRUST COMPANY, as a Lender

By /s/ Andrey Rudnitsky
Name: Andrey Rudnitsky
Title: Assistant Vice President

Signature Page to Amended and Restated Multicurrency Credit Agreement
Briggs & Stratton Corporation

TD BANK, N.A., as a Lender

By /s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By /s/ Robert T. Jank
Name: Robert T. Jank
Title: Senior Vice President

COMERICA BANK, as a Lender

By /s/ Heather Kowalski
Name: Heather Kowalski
Title: Vice President

ASSOCIATE BANK, N.A., as a Lender

By /s/ Sarah Lutz
Name: Sarah Lutz
Title: Vice President

HSBC BANK USA, N.A., as a Lender

By /s/ Joseph Philbin
Name: Joseph Philbin
Title: Senior Vice President

Signature Page to Amended and Restated Multicurrency Credit Agreement
Briggs & Stratton Corporation

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) and is not a party to this Agreement other than for the sole purpose of provisions of Section 1.05 expressly applicable to it.
THE BANK OF TOKYO – MITSUBISHI UFJ, LTD., as the Departing Lender
By /s/ Mark Maloney
Name: Mark Maloney
Title: Authorized Signatory

Signature Page to Amended and Restated Multicurrency Credit Agreement
Briggs & Stratton Corporation

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$66,500,000

U.S. BANK NATIONAL ASSOCIATION	$66,500,000

BMO HARRIS BANK, N.A.	$45,000,000

BANK OF AMERICA, N.A.	$45,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$45,000,000

PNC BANK, NATIONAL ASSOCIATION	$45,000,000

BANK OF THE WEST	$35,000,000

BRANCH BANKING AND TRUST COMPANY	$35,000,000

TD BANK, N.A.	$28,500,000

THE NORTHERN TRUST COMPANY	$28,500,000

COMERICA BANK	$20,000,000

ASSOCIATED BANK, N.A.	$20,000,000

HSBC BANK USA, N.A.	$20,000,000

AGGREGATE COMMITMENT	$500,000,000

SCHEDULE 2.05

SWINGLINE SUBLIMITS

LENDER	SWINGLINE SUBLIMIT

JPMORGAN CHASE BANK, N.A.	$25,000,000

U.S. BANK NATIONAL ASSOCIATION	$25,000,000

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Multicurrency Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:	Briggs & Stratton Corporation and certain Subsidiary Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 among Briggs & Stratton Corporation, the Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:]

BRIGGS & STRATTON CORPORATION

By:
Title:

3

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This

Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B-1

OPINION OF FOLEY & LARDNER LLP

EXHIBIT B-2

OPINION OF GENERAL COUNSEL OF THE COMPANY

EXHIBIT B-3

OPINION OF SWISS COUNSEL TO B&S AG

2

EXHIBIT C-1
FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Amended and Restated Multicurrency Credit Agreement, dated as of March 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Briggs & Stratton Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;
WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the Aggregate Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and
WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.    The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].
2.    The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
3.    Terms defined in the Credit Agreement shall have their defined meanings when used herein.
4.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
5.    This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF INCREASING LENDER]
By:
Name:
Title:
Accepted and agreed to as of the date first written above:
BRIGGS & STRATTON CORPORATION
By:

Name:

Title:
Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
By:

Name:

Title:

2

EXHIBIT C-2
FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Amended and Restated Multicurrency Credit Agreement, dated as of March 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Briggs & Stratton Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Commitment with respect to Revolving Loans of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].
2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.08 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[___________]

4. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]

4

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF AUGMENTING LENDER]
By:
Name:
Title:
Accepted and agreed to as of the date first written above:
BRIGGS & STRATTON CORPORATION
By:

Name:

Title:
Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
By:

Name:

Title:

5

EXHIBIT D
[FORM OF]

REVOLVING CREDIT NOTE
March 25, 2016
FOR VALUE RECEIVED, the undersigned, [BRIGGS & STRATTON CORPORATION, a Wisconsin corporation][OTHER BORROWER] (the “Borrower”), HEREBY PROMISES TO PAY [LENDER] (the “Lender”) the outstanding principal balance of the Lender’s Loans made to the Borrower, together with interest thereon, at the rate or rates, in the amounts and at the time or times set forth in the Amended and Restated Multicurrency Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March 25, 2016, by and among Briggs & Stratton Corporation, [Briggs & Stratton AG,] the [other] Subsidiary Borrowers party thereto, the Lenders party thereto, the Documentation Agents, the Syndication Agents and JPMorgan Chase Bank, N.A., as the Administrative Agent, in each case at such place as the Administrative Agent may specify from time to time, in lawful money of the United States in immediately available funds.
Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
The Loans evidenced by this Note are prepayable in the amounts, and on the dates, set forth in the Credit Agreement. This Note is one of the Notes under, and as such term is defined in, the Credit Agreement, and is subject to, and should be construed in accordance with, the provisions thereof, and is entitled to the benefits set forth in the Loan Documents.
The Lender is hereby authorized to record on the schedule annexed hereto and any continuation sheets which the Lender may attach thereto (a) the date and amount of each Loan made by such Lender, (b) the character of each Loan as one or more ABR Borrowings, one or more Eurocurrency Borrowings, or a combination thereof, (c) the Interest Period and Adjusted LIBO Rate applicable to each Eurocurrency Borrowing, and (d) the date and amount of each conversion of, and each payment or prepayment of principal of, each Loan. No failure to so record or any error in so recording shall affect the obligation of the Borrower to repay the Loans, together with interest thereon, as provided in the Credit Agreement, and the outstanding principal balance of the Loans as set forth in such schedule shall be presumed to be correct absent manifest error.
Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[BRIGGS & STRATTON CORPORATION]
[BRIGGS & STRATTON AG]

By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Loan	Type of Loan Currency	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT E

LIST OF CLOSING DOCUMENTS
BRIGGS & STRATTON CORPORATION
CERTAIN SUBSIDIARY BORROWERS

CREDIT FACILITIES

March 25, 2016

LIST OF CLOSING DOCUMENTS

A.    LOAN DOCUMENTS

1.
Amended and Restated Multicurrency Credit Agreement (the “Credit Agreement”) by and among Briggs & Stratton Corporation (the “Company”), Briggs & Stratton AG (“B&S AG”) and the other Subsidiary Borrowers from time to time parties thereto (collectively with the Company and B&S AG, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of $500,000,000.

SCHEDULES

Schedule 2.01        --    Commitments
Schedule 2.05        --    Swingline Sublimits
Schedule 3.05        --    Litigation
Schedule 3.06        --    ERISA
Schedule 3.11        --    Environmental Matters
Schedule 3.13        --    Subsidiaries and Minority Interests
Schedule 6.01          --    List of Existing Liens
Schedule 6.05        --    Existing Indebtedness

EXHIBITS

Exhibit A        --    Form of Assignment and Assumption
Exhibit B-1        --    Form of Opinion of Foley & Lardner LLP
Exhibit B-2        --    Form of Opinion of General Counsel of the Company
Exhibit B-3        --    Form of Opinion of Swiss Counsel of B&S AG
Exhibit C-1        --    Form of Increasing Lender Supplement
Exhibit C-2        --    Form of Augmenting Lender Supplement
Exhibit D        --    Form of Revolving Credit Note
Exhibit E        --    List of Closing Documents
Exhibit F-1        --    Form of Borrowing Subsidiary Agreement
Exhibit F-2        --    Form of Borrowing Subsidiary Termination
Exhibit G-1        --    Form of Borrowing Request

Exhibit G-2        --    Form of Interest Election Request
Exhibits H-1-4        --    Form of U.S. Tax Certificates
Exhibit I        --    Form of Guaranty
Exhibit J        --    Form of Compliance Certificate

2.	Notes executed by each of the Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(d) of the Credit Agreement.

3.	Amended and Restated Guaranty executed by the initial Guarantors (collectively with the initial Borrowers, the “Loan Parties”) in favor of the Administrative Agent.

B.    CORPORATE DOCUMENTS

4.
Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

5.
Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

C.    OPINIONS

6.     Opinion of Foley & Lardner LLP, special counsel for the Loan Parties.

7.    Opinion of Kathryn M. Buono, Esq., General Counsel of the Loan Parties.

8.    Opinion of Baker & McKenzie, Swiss counsel for B&S AG.

D.    CLOSING CERTIFICATES AND MISCELLANEOUS

9.
A Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying the following: (i) all of the representations and warranties of the Company set forth in the Credit Agreement are true and correct and (ii) no Default has occurred and is then continuing.

2

EXHIBIT F-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT
BORROWING SUBSIDIARY AGREEMENT dated as of [_____], among Briggs & Stratton Corporation, a Wisconsin corporation (the “Company”), [Name of Subsidiary Borrower], a [__________] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).
Reference is hereby made to the Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [______________].]
Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] The Company agrees that the guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

BRIGGS & STRATTON CORPORATION By: _________________________________ Name: Title:

[NAME OF NEW BORROWING SUBSIDIARY] By: _________________________________ Name: Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent By: _________________________________ Name: Title:

EXHIBIT F-2
[FORM OF]

BORROWING SUBSIDIARY TERMINATION
JPMorgan Chase Bank, N.A.
as Administrative Agent
for the Lenders referred to below
[__________]
[__________]
Attention: [__________]

[Date]
Ladies and Gentlemen:
The undersigned, Briggs & Stratton Corporation (the “Company”), refers to the Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Company hereby terminates the status of [______________] (the “Terminated Borrowing Subsidiary”) as a Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the Terminated Borrowing Subsidiary under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.
Very truly yours,

BRIGGS & STRATTON CORPORATION

By: ______________________________
                         Name:
                         Title:

Copy to: JPMorgan Chase Bank, N.A.
10 South Dearborn Street
Chicago, Illinois 60603

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EXHIBIT G-1

FORM OF BORROWING REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below

[10 South Dearborn
Chicago, Illinois 60603
Attention: [__________]
Facsimile: [__________]]

With a copy to:

[__________]
[__________]
Attention: [__________]
Facsimile: [__________]
Re: Briggs & Stratton Corporation
[Date]
Ladies and Gentlemen:
Reference is hereby made to the Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Briggs & Stratton Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [undersigned Borrower][Company, on behalf of [Subsidiary Borrower],] hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Revolving Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Subsidiary Borrower],] specifies the following information with respect to such Revolving Borrowing requested hereby:

1.	Name of Borrower: __________

2.	Aggregate principal amount of Borrowing: __________

3.	Date of Borrowing (which shall be a Business Day): __________

4.	Type of Borrowing (ABR or Eurocurrency): __________

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing): __________

6.	Agreed Currency: __________________

7.	Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed: _______________________
[Signature Page Follows]

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and] 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,
[BRIGGS & STRATTON CORPORATION,
as the Company]
[SUBSIDIARY BORROWER,
as a Borrower]

By:______________________________
Name:
Title:

EXHIBIT G-2

FORM OF INTEREST ELECTION REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below

[10 South Dearborn
Chicago, Illinois 60603
Attention: [_______]
Facsimile: ([__]) [__]-[_____]]
Re: Briggs & Stratton Corporation
[Date]
Ladies and Gentlemen:
Reference is hereby made to the Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Briggs & Stratton Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [undersigned Borrower][Company, on behalf of [Subsidiary Borrower],] hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to convert an existing Revolving Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Subsidiary Borrower],] specifies the following information with respect to such conversion requested hereby:

1.	List Borrower, date, Type, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing: _________

2.	Aggregate principal amount of resulting Borrowing: _________

3.	Effective date of interest election (which shall be a Business Day): _________

4.	Type of Borrowing (ABR or Eurocurrency): _________

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing): _________

6.	Agreed Currency: _______________
[Signature Page Follows]

Very truly yours,
[BRIGGS & STRATTON CORPORATION,
as the Company]
[SUBSIDIARY BORROWER,
as a Borrower]

By:______________________________
Name:
Title:

EXHIBIT H-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For A Foreign Lender That, For U.S. Federal Income Tax Purposes, Is Neither Treated As A Partnership Nor Treated As A Disregarded Entity That Is Owned By A Partnership)
Reference is hereby made to the Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Briggs & Stratton Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it (or, in the event that it is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is (a) not a bank within the meaning of Section 881(c)(3)(A) of the Code, (b) not a ten percent shareholder of any applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (c) not a controlled foreign corporation related to any applicable Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and applicable Borrower with a certificate of the non-U.S. person status of the undersigned (or, in the event that the undersigned is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
Name:
Title:
Date: __________, 20[__]

EXHIBIT H-2
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For A Foreign Participant That, For U.S. Federal Income Tax Purposes, Is Neither Treated As A Partnership Nor Treated As A Disregarded Entity That Is Owned By A Partnership)
Reference is hereby made to the Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Briggs & Stratton Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it (or, in the event that it is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is (a) not a bank within the meaning of Section 881(c)(3)(A) of the Code, (b) not a ten percent shareholder of any applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (c) not a controlled foreign corporation related to any applicable Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of the non-U.S. person status of the undersigned (or, in the event that the undersigned is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
Name:
Title:
Date: __________, 20[__]

EXHIBIT H-3
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For A Foreign Participant That, For U.S. Federal Income Tax Purposes, Is Either Treated As A Partnership Or Treated As A Disregarded Entity That Is Owned By A Partnership)
Reference is hereby made to the Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Briggs & Stratton Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) it is the sole beneficial owner of such participation for purposes other than U.S. federal income tax purposes, (iii) it (or, in the event that it is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of the members of the undersigned (or, in the event that the undersigned is a Disregarded Entity, none of the members of the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is (a) a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (b) a ten percent shareholder of any applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (c) a controlled foreign corporation related to any applicable Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of the members of the undersigned (or, in the event that the undersigned is a Disregarded Entity, from each of the members of the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
Name:
Title:

Date: __________, 20[__]

2
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EXHIBIT H-4
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For A Foreign Lender That, For U.S. Federal Income Tax Purposes, Is Either Treated As A Partnership Or Treated As A Disregarded Entity That Is Owned By A Partnership)
Reference is hereby made to the Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Briggs & Stratton Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is the sole beneficial owner of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) for purposes other than U.S. federal income tax purposes, (iii) it (or, in the event that the undersigned is a Disregarded Entity, the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, and (iv) none of the members of the undersigned (or, in the event that the undersigned is a Disregarded Entity, none of the members of the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) is (a) a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (b) a ten percent shareholder of any such Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (c) a controlled foreign corporation related to any applicable Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of the members of the undersigned (or, in the event that the undersigned is a Disregarded Entity, from each of the members of the Person that is treated for U.S. federal income tax purposes as being the sole owner of the undersigned) claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date: __________, 20[__]

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EXHIBIT I

[FORM OF]

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY (as the same may be further amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) dated as of March 25, 2016 is executed in favor of JPMORGAN CHASE BANK, N.A. (“JPMorgan”), individually and as Administrative Agent (as defined below), and the other Lender Parties (as defined below).
W I T N E S S E T H:
WHEREAS, Briggs & Stratton Corporation (the “Company”), Briggs & Stratton AG, various financial institutions as lenders, and JPMorgan, as administrative agent for the lenders (in such capacity and in its capacity as administrative agent for the lenders party to the Credit Agreement (as defined below), the “Administrative Agent”), have entered into a Multicurrency Credit Agreement dated as of October 13, 2011 (as previously amended, the “Existing Credit Agreement”), which Existing Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the lenders party thereto for the benefit of the Borrowers (as defined in the Existing Credit Agreement);
WHEREAS, certain guarantors (the “Initial Guarantors”) have previously entered into that certain Guaranty, dated as of October 13, 2011 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Guaranty”), in favor of the Administrative Agent with respect to the obligations of the Borrowers (as defined in the Existing Credit Agreement) under the Existing Credit Agreement;
WHEREAS, the parties to the Existing Credit Agreement have agreed to amend, restate, supersede and replace the Existing Credit Agreement in its entirety and in connection therewith have entered into that certain Amended and Restated Multicurrency Credit Agreement dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Credit Agreement) by and among the Company, Briggs & Stratton AG, the Administrative Agent, the Lenders party thereto and certain other parties thereto, which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations by the Lenders to the Borrowers;
WHEREAS, each of the undersigned will benefit from the making of loans and the issuance of letters of credit pursuant to the Credit Agreement and is willing to guaranty the Liabilities (as defined below) as hereinafter set forth;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereto agrees as follows:
Each of the undersigned hereby jointly and severally, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of (a) all obligations of any Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise out of or in connection with the Credit Agreement or any other Loan Document, as the same may be amended, modified, extended or renewed from time to time, (b) all Hedging Obligations and all Banking Services Obligations and (c) all reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent or any Lender Party in enforcing this Guaranty or any other applicable Loan Document against such undersigned (all such obligations being herein collectively called the “Liabilities” (provided, however, that the definition of “Liabilities” shall not create any guarantee by any of the undersigned of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party)); provided that the liability of each of the undersigned hereunder shall be limited to the maximum amount of the Liabilities which such undersigned may guaranty without rendering this Guaranty void or voidable with respect to such undersigned under any applicable fraudulent conveyance or fraudulent transfer law (it being understood and agreed that, in determining the limitations, if any, on the amount of any of the undersigned’s obligations hereunder pursuant to the immediately preceding proviso, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such undersigned may have under this Guaranty, any other agreement or applicable law shall be taken into account). For purposes of this Agreement, “Lender Party” means each Lender and any affiliate of a Lender that is a party to a Hedging Agreement or a Banking Services Agreement with the Company or any of its Subsidiaries. For the avoidance of doubt and notwithstanding any provision hereof to the contrary, (i) the Liabilities shall in no event be broader than the performance of the related Obligations or Specified Ancillary Obligations in accordance with their terms and (ii) nothing contained in this Guaranty shall affect or otherwise impair any rights (including rights of setoff or counterclaim) that the applicable Borrower or Subsidiary may have against any holder of Liabilities under the applicable Hedging Agreement and/or Banking Services Agreement, as applicable, by reason of any action or failure to act of such holder thereunder (including, without limitation, any breach or default of such holder under the related Hedging Agreement or Banking Services Agreement).
Each of the undersigned agrees that, in the event of the occurrence of any Event of Default under Article VII (f) or (g) of the Credit Agreement, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, such undersigned will pay to the Administrative Agent for the account of the Lender Parties forthwith the full amount that would be payable hereunder by such undersigned if all Liabilities were then due and payable.

Subject to Section 5.13 of the Credit Agreement, this Guaranty shall in all respects be a continuing, irrevocable, absolute and unconditional guaranty of payment and performance and not only collectability, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any of the undersigned, that at any time or from time to time no Liabilities are outstanding or any other circumstance) until all Commitments have terminated and all Liabilities (excluding Hedging Obligations and Banking Services Obligations and any Liabilities that have been Cash Collateralized in accordance with the terms of the Credit Agreement) have been paid in full.
The undersigned further agree that if at any time all or any part of any payment theretofore applied by the Administrative Agent or any Lender Party to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or such Lender Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or any of the undersigned), such Liabilities shall, for the purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such Lender Party, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such Lender Party had not been made.
The Administrative Agent or any Lender Party may, from time to time, at its sole discretion and without notice to the undersigned (or any of them), take any or all of the following actions without affecting the obligations of the undersigned hereunder: (a) retain or obtain a security interest in any property to secure

4

any of the Liabilities or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Liabilities, (c) extend or renew any of the Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to the undersigned (or any of them) for payment of any of the Liabilities when due, whether or not the Administrative Agent or such Lender Party shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Liabilities.
During the continuance of an Event of Default, any amounts received by the Administrative Agent or any Lender Party from whatever source on account of the Liabilities may be applied by it toward the payment of the Liabilities in accordance with the Credit Agreement; and, notwithstanding any payments made by or for the account of any of the undersigned pursuant to this Guaranty, the undersigned shall not be subrogated to any rights of the Administrative Agent or any Lender Party until such time as this Guaranty shall have been terminated as to all of the undersigned and the Administrative Agent and the Lender Parties shall have received payment of the full amount of all Liabilities (excluding Hedging Obligations and Banking Services Obligations and any Liabilities that have been Cash Collateralized in accordance with the terms of the Credit Agreement).
The undersigned hereby expressly waive: (a) notice of the acceptance by the Administrative Agent or any Lender Party of this Guaranty, (b) notice of the existence or creation or (except as otherwise provided in the Credit Agreement) non-payment of all or any of the Liabilities, (c) presentment, demand (except as otherwise provided in the Credit Agreement), notice of dishonor, protest, and (except as otherwise provided in the Credit Agreement) all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon any Liabilities or any security for or guaranty of any Liabilities.
The creation or existence from time to time of additional Liabilities to the Administrative Agent or any Lender Party or any of them is hereby authorized, without notice to the undersigned (or any of them), and shall in no way affect or impair the rights of the Administrative Agent or any Lender Party or the obligations of the undersigned under this Guaranty.
Subject to compliance with the terms of the Credit Agreement, the Hedging Obligations and the Banking Services Obligations, the Administrative Agent and any Lender Party may from time to time, without notice to the undersigned (or any of them), assign or transfer any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this Guaranty, and each and every immediate and successive assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were a Lender Party.
No delay on the part of the Administrative Agent or any Lender Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any Lender Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any provision of this Guaranty be binding

5

upon the Administrative Agent or any Lender Party except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent (or, if at any time there is no Administrative Agent, the Required Lenders or, if required pursuant to Section 9.02 of the Credit Agreement, all Lenders). No action of the Administrative Agent or any Lender Party permitted hereunder shall in any way affect or impair the rights of the Administrative Agent or any Lender Party or the obligations of the undersigned under this Guaranty. For purposes of this Guaranty and subject to the first paragraph of this Guaranty, Liabilities shall include all obligations of the Company or any of its Subsidiaries to the Administrative Agent or any Lender Party arising under or in connection with any Loan Document or any Hedging Agreement or Banking Services Agreement, notwithstanding any right or power of the Company, any Subsidiary or anyone else to assert any claim or defense as to the invalidity or unenforceability of any obligation, and no such claim or defense shall affect or impair the obligations of the undersigned hereunder.
Pursuant to the Credit Agreement, (a) this Guaranty has been delivered to the Administrative Agent and (b) the Administrative Agent has been authorized to enforce this Guaranty on behalf of itself and each of the Lender Parties. All payments by the undersigned pursuant to this Guaranty shall be made to the Administrative Agent for application as set forth in the Credit Agreement or, if there is no Administrative Agent, to the Lender Parties for their ratable benefit.
Nothing in this Guaranty shall oblige any undersigned which is a Swiss Guarantor to make any payment in respect of a guaranty for any other Loan Party which is not (directly or indirectly) a wholly owned Subsidiary of such Swiss Guarantor or a Subsidiary owned (directly or indirectly) by such Swiss Guarantor and Persons which are not entities of the Company’s group unless such payments are limited to the amount of the freely disposable shareholder’s equity of such Swiss Guarantor at the time of the enforcement of the obligations and liabilities under this Guaranty (the “Limitation”). The freely disposable shareholder equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to such Swiss Guarantor’s total shareholder equity less the total of (i) its aggregate share capital and (ii) its statutory reserves (including reserves for its own shares and revaluations as well as for intra-group loans not complying with market conditions) to the extent such reserves are not available for distribution at the time of the enforcement of the obligations and liabilities of such Swiss Guarantor under this Guaranty for the obligations under the Loan Documents of any other Loan Party which is not a subsidiary of such Swiss Guarantor, which amount shall be (a) determined on the basis of an audited annual or interim balance sheet of each Swiss Guarantor, (b) approved by the auditors of each Swiss Guarantor as the distributable amount and (c) approved by a shareholders’ resolution of each Swiss Guarantor in accordance with the provisions of the Swiss Code of Obligations.
To the extent any payment of a Swiss Guarantor under a Guaranty is subject to Swiss Withholding Tax, the Swiss Guarantor (i) shall (A) use its best endeavours to procure that the payment can be made without deduction of Swiss Withholding Tax by discharging the liability of such Tax by notification pursuant to applicable law rather than payment of the Tax, or (B) if the notification procedure pursuant to the preceding sentence (A) above does not apply, deduct the Swiss Withholding Tax at such rate (x) as in force from time to time, or (y) as provided by any applicable double tax treaties, from the respective amount to be paid and promptly pay any such Swiss Withholding Tax amount deducted to the Swiss Federal Tax Administration, and (C) provide the Administrative Agent with evidence that such notification to the Swiss Federal Tax Administration has been made or, as the case may be, such Swiss Withholding Tax deducted has been paid to the Swiss Federal Tax Administration, and (ii) shall use its best endeavours to procure that any person who is entitled to a full or partial refund of the Swiss Withholding Tax deducted (A) request a refund of the Swiss Withholding Tax under applicable law as soon as possible, and (B) pay to the Administrative Agent upon receipt any amount so refunded to cover any outstanding amount under a Guaranty being subject to the Limitation, but (iii), for the avoidance of doubt, shall not be required to gross up, indemnify or hold

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harmless any Lender for the deduction of Swiss Withholding Tax, if and to the extent such obligation to gross up, indemnify or hold harmless exists, in any amount that exceeds the Limitation.
This Guaranty shall be binding upon the undersigned and the successors and assigns of the undersigned; and to the extent that the Company or any of the undersigned is either a partnership, corporation, limited liability company or other entity, all references herein to the Company and to the undersigned shall be deemed to include any successor or successors, whether immediate or remote, to such entity. The term “undersigned” as used herein shall mean all parties executing this Guaranty and each of them, and all such parties shall be jointly and severally obligated hereunder.
This Guaranty shall be construed in accordance with and governed by the laws of the State of New York. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
This Guaranty may be executed in any number of counterparts (including via facsimile or other electronic means) and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Guaranty. At any time after the date of this Guaranty, one or more additional Persons may become parties hereto by executing and delivering to the Administrative Agent a counterpart of this Guaranty. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all of the terms of, this Guaranty.
This Guaranty may be secured by one or more security agreements, pledge agreements, mortgages, deeds of trust or other similar documents.
ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, MAY BE BROUGHT AND MAINTAINED IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE UNDERSIGNED HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF THE UNDERSIGNED FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS SET FORTH UNDER ITS NAME IN SCHEDULE I HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE ADMINISTRATIVE AGENT AS ITS ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE. EACH OF THE UNDERSIGNED HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT

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REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
EACH OF THE UNDERSIGNED, AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OF THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY, HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY, OR ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
By its acceptance hereof, the Administrative Agent agrees that it will, promptly upon request by the Company (which request shall be accompanied by any documentation the Administrative Agent may reasonably request to confirm that any applicable conditions to the Administrative Agent’s acting upon such request have been satisfied (on which documentation the Administrative Agent may conclusively rely absent written notice to the contrary)), release any or all of the undersigned from its obligations hereunder; provided that after giving effect to such release, the Company shall be in compliance with Section 5.13 of the Credit Agreement.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty or Article X of the Credit Agreement, as applicable, in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable hereunder for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor hereunder shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Liabilities (excluding Hedging Obligations and Banking Services Obligations and any Liabilities that have been Cash Collateralized in accordance with the terms of the Credit Agreement) in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act (or any successor provision). As used herein, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act (or any successor provision).
Each of the Initial Guarantors acknowledges and agrees with the Administrative Agent that the Existing Guaranty is amended, restated, superseded and replaced in its entirety pursuant to the terms hereof.

[Signature Pages Follow]

8

IN WITNESS WHEREOF, this Amended and Restated Guaranty has been duly executed and delivered as of the day and year first above written.
BRIGGS & STRATTON POWER PRODUCTS GROUP, LLC

By: _______________________________
Name:
Title:

Signature Page to Amended and Restated Guaranty

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By: _______________________________
Name:
Title:

Signature Page to Amended and Restated Guaranty

Signature page for the Amended and Restated Guaranty dated as of [_______], 2016 issued by various subsidiaries of Briggs & Stratton Corporation (the “Company”) in favor of JPMorgan Chase Bank, N.A., as Administrative Agent under the Amended and Restated Multicurrency Credit Agreement dated as of [________], 2016 among the Company, Briggs & Stratton AG and various other parties, and the Lender Parties referred to in such Guaranty.
The undersigned is executing a counterpart hereof for purposes of becoming a party hereto:
[NAME OF SUBSIDIARY]

By: _______________________________
Name:
Title:

Signature Page to Amended and Restated Guaranty

SCHEDULE I
TO AMENDED AND RESTATED GUARANTY
ADDRESSES
Briggs & Stratton Power Products Group, LLC
12301 W. Wirth Street
Wauwatosa, Wisconsin 53222
Attn: Dan Bagin

JPMorgan Chase Bank, N.A., as Administrative Agent
10 S. Dearborn St., 9th Floor
Chicago, Illinois 60603
Attn: Richard Barritt

EXHIBIT J

[FORM OF]

COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A., as Administrative Agent
10 South Dearborn Street, 9th Floor
Chicago, IL 60603
Attn: Richard Barritt
Ladies and Gentlemen:
This certificate is furnished to you by Briggs & Stratton Corporation (the “Company”) pursuant to Section 5.02(b) of the Amended and Restated Multicurrency Credit Agreement dated as of March 25, 2016 among the Company, Briggs & Stratton AG, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended or otherwise modified from time to time, the “Credit Agreement”). Capitalized definitional terms used but not defined herein have the respective meanings given to them in the Credit Agreement.
The Company certifies to you that:
(a)    The financial data and computations set forth in Schedule 1 below are true and correct as of_____________, _____ (the “Computation Date”).
(b)    Except as set forth on Attachment 1 hereto, the financial statements delivered herewith were prepared in accordance with GAAP [(subject to ordinary, good faith year-end adjustments and the absence of footnotes].
(c)    As of the date hereof, no Default or Event of Default has occurred and is continuing, except as described on Attachment 2 hereto.
The foregoing certifications are made and delivered as of __________, 20   .

BRIGGS & STRATTON CORPORATION
By:
Name:
Its:

SCHEDULE 1
Computations

1. Section 6.01(q) – Liens
(a) Amount of miscellaneous obligations secured by Liens as of Computation Date.	$____________
(b) Maximum permitted amount of miscellaneous obligations secured by Liens.	$____________
(c) Clause (a) is less than or equal to clause (b) and Section 6.01(q) is satisfied.	yes ___ no ___

2. Section 6.02(i) – Disposition of Assets
(a) Aggregate amount of Dispositions permitted solely by Section 6.02(i) (“Allowed Dispositions”) during the fiscal year in which the Computation Date occurs (the “Applicable Fiscal Year”).	$____________
(b) Maximum amount of Allowed Dispositions permitted during the Applicable Fiscal Year (15% of Consolidated Total Assets as of the beginning of the Applicable Fiscal Year).	$____________
(c) Clause (a) is less than or equal to clause (b) and Section 6.02(i)(ii)(x) is satisfied.	yes ___ no ___
(d) Aggregate amount of Allowed Dispositions since the Effective Date.	$____________
(e) Maximum amount of Allowed Dispositions permitted during the term of the Credit Agreement.	$583,176,300
(f) Clause (d) is less than or equal to clause (e) and Section 6.02(i)(ii)(y) is satisfied.	yes ___ no ___

3. Section 6.05(n) – Subsidiary Indebtedness
(a) Aggregate outstanding amount of other Indebtedness of all Specified Subsidiaries as of the Computation Date.	$____________
(b) Permitted amount of other Indebtedness of all Specified Subsidiaries as of the Computation Date.	$____________
(c) Clause (a) is less than or equal to clause (b) and Section 6.05(n)(y)(A) is satisfied.	yes____ no ____
(d) Aggregate outstanding amount of other Indebtedness of Specified Subsidiaries that are not Guarantors as of the Computation Date.	$____________
(e) Permitted amount of other Indebtedness for Specified Subsidiaries that are not Guarantors as of the Computation Date.	$____________
(f) Clause (d) is less than or equal to clause (e) and Section 6.05(n)(y)(B) is satisfied.	yes____ no ____

4. Section 6.10(a) – Minimum Interest Coverage Ratio
(a) EBITDA for Computation Period ending on the Computation Date.	$____________
(b) Consolidated Interest Expense for such Computation Period.	$____________
(c) Ratio of clause (a) to clause (b).	____:1.0
(d) Minimum Interest Coverage Ratio required by Section 6.10(a) for such Computation Period.	3.00:1.0
(e) Clause (c) is equal to or greater than clause (d) and Section 6.10(a) is satisfied.	yes____ no____

5. Section 6.10(b) - Maximum Average Leverage Ratio
(a) Average Funded Debt as of the Computation Date.	$__________
(b) EBITDA for the Computation Period ending on the Computation Date.	$__________
(c) Ratio of clause (a) to clause (b).	____:1.0
(d) Maximum Average Leverage Ratio permitted by Section 6.10(b) as of the Computation Date.	3.50:1.0
(e) Clause (c) is equal to or less than clause (d) and Section 6.10(b) is satisfied.	yes ___ no ___

6. Average Net Leverage Ratio
(a) Average Funded Debt as of the last day of the applicable Computation Period.	$____________
(b) Average Unrestricted Cash as of the last day of the applicable Computation Period.	$____________
(c) Clause (a) minus clause (b).	$____________
(d) EBITDA for the Computation Period ending on the Computation Date.	$__________
(e) Ratio of clause (c) to clause (d).	____:1.0
(f) Pricing Level.	______

ATTACHMENT 1
DEVIATIONS REQUIRED TO CONFORM RELEVANT DATA IF FINANCIAL STATEMENTS WERE NOT PREPARED IN ACCORDANCE WITH GAAP

ATTACHMENT 2
DESCRIPTION OF ANY DEFAULTS OR EVENTS OF DEFAULT